UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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SL Green Realty Corp.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2019 Proxy Statement
April 25, 2019

2019 PROXY STATEMENT HIGHLIGHTS

Logistics

Date & Time Thursday, May 30, 2019 at 10:00 a.m., local time	Location Convene (The Club Room), 237 Park Avenue, New York, New York, 10017	Record Date March 29, 2019

Roadmap of Voting Matters

You are being asked to vote on the following matters:

	Proposal	Board Recommendation		See Page
1	Election of Directors
	The Board unanimously recommends a vote for each of John H. Alschuler, Edwin T. Burton, III, Lauren B. Dillard, Stephen L. Green, Craig M. Hatkoff and Andrew W. Mathias to serve as directors until the 2020 annual meeting of stockholders and until their successors are duly elected and qualify.	✓	FOR Each Nominee	8

2	Advisory Approval of Executive Compensation
	The Company seeks non-binding stockholder approval of the compensation of the company’s named executive officers, as described in the Compensation Discussion and Analysis section and compensation tables included in this proxy statement.	✓	FOR	27

3	Ratification of Independent Registered Public Accounting Firm
	The Audit Committee and the Board believe that the continued appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019 is in the best interest of the Company and its stockholders.	✓	FOR	59

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

Your Vote is Important—Vote Now

Your vote is very important to us. Please vote as soon as possible by one of the methods shown below:

By Internet Visit www.proxyvote.com	By Tablet or Smartphone Scan this QR code to vote with your mobile device	By Telephone Call 1-800-454-8683 24h/7

2019 Proxy Statement   1

2019 PROXY STATEMENT HIGHLIGHTS

Business Overview and Highlights

Our Mission	We are a fully integrated REIT focused on maximizing total return to stockholders through strategically acquiring, redeveloping, repositioning and managing commercial properties, located primarily in Manhattan, in order to generate cash flow and create value.
Who We Are[1]	$1.8 Billion Combined Revenues	#1 Owner of Office Property in Manhattan	48.3 Million Total Square Feet[2]	$16.9 Billion Enterprise Value

We differentiate ourselves from our peers and competitors in three key ways:

Active and Engaged Business Strategy

●SLG does not subscribe to a traditional “buy and hold” strategy and is a very active transaction-oriented company
●In any given year, we execute more transactions than many of our competitors do over a much longer, multi-year period
●Accordingly, we frequently capitalize on opportunities in the market, maximizing returns

Operations on Multiple Platforms

●Buy and sell properties independently and collaborate with other organizations through joint ventures when advantageous
●Invest in redeveloping existing assets (e.g. 609 Fifth Avenue) and developing projects from the ground up (e.g. One Vanderbilt)
●Provide financing for other real estate related entities through our debt and preferred equity platform – a unique business that we operate at a scale unmatched by our peers and that provides us a diversified source of revenue and market intelligence

NYC-Focused Business Model

●Singularly focused on New York City real estate – one of the most liquid and resilient markets through business cycles, and also one of the most complex and competitive
●Presence and operations in this complex and highly competitive market necessitate a top level of talent in our executive ranks
●Our leadership team allows us to be very efficient, with an employee base much smaller than other fully-integrated “gateway city” real estate companies that transact far less business than SLG

Growth in FFO Per Share
16% growth in normalized FFO per share since 2014	Normalized FFO Per Share(3)

Superior Long-Term TSR
SLG TSR % vs. MSCI U.S. REIT Index Total Return(4)
We have continued to deliver superior long-term return to stockholders, or TSR
[1]	Data as of 12/31/2018
[2]	Includes debt and preferred equity investments and suburban properties
[3]	Refer to Appendix A to this proxy statement for a reconciliation of Normalized FFO
[4]	Source: Bloomberg (data as of 12/31/2008 – 12/31/2018)

2   SL Green Realty Corp.

2019 PROXY STATEMENT HIGHLIGHTS

Compensation Highlights

Stockholder Engagement and Responsiveness – Significant Changes for 2019

Since the 2018 annual meeting, we have reached out to over 70% of stockholders. In response to feedback from our engagement efforts, our Board reduced director compensation, and the Compensation Committee fundamentally redesigned our executive compensation program to implement the following changes:

Element	Stockholder Feedback (“What We Heard”)	Action (“What We Did”)	Executive	Effective	Impact
Fixed Pay	●Base salary and deferred compensation provide overlapping fixed pay elements	●Reduced base salary	CEO - Holliday	Retroactive to 1/18/2018	●Reduces fixed pay ●Reduces target cash bonus
		●Eliminated deferred compensation	CEO - Holliday President - Mathias	2019 onward	●Eliminates multiple fixed pay elements
Annual Incentive	●Annual incentive should focus on metrics within executives’ control	●Eliminated TSR, added G&A expense, increased weighting of dividend growth metric	CEO - Holliday President - Mathias	2018 onward	●Strengthens link to operational metrics
	●Discretionary annual equity bonus process not clear	●Eliminated discretionary equity bonus	CEO - Holliday President - Mathias	2019 onward	●Eliminates discretion, improves transparency into total compensation
Long-Term Incentive	●Retesting feature allows for multiple vesting opportunities	●Eliminated retesting	CEO - Holliday President - Mathias CLO & GC - Levine	2019 onward	●Strengthens rigor of performance-based equity
	●Performance period for performance units should be longer than one year	●50% LTIP units earned based on annual operating goals, subject to 3 year absolute TSR ●50% LTIP units earned based on 3-year relative TSR	CEO - Holliday President - Mathias CLO & GC - Levine	2019 onward	●Strengthens pay-for-performance link ●Improves long-term alignment of executives’ interests
	●Contracts guarantee equity grants on multi-year basis	●New contracts replace contractual guarantees with target equity grants	CEO - Holliday President - Mathias CLO & GC - Levine	2019 onward	●Eliminates contractual guarantees
Overall	●Compensation program is complicated	●Reduced elements of compensation from 7 to 4	CEO - Holliday President - Mathias	2019 onward	●Improves transparency to assess pay-for-performance linkage
	●Reduce Executive Chairman compensation	●Stephen L. Green transition to Chairman Emeritus; no longer employee of the Company	Stephen L. Green	Jan 17, 2019	●No longer compensated as executive of company
	●Director compensation is high relative to peers	●Reduced Director Compensation by approx. $50,000	All Non-Executive Directors	2019 onwards	●Strengthens alignment of director pay relative to peers

2019 Proxy Statement   3

2019 PROXY STATEMENT HIGHLIGHTS

Corporate Governance Highlights

Diversity	Experience	Leadership
Our Board has a diversity of knowledge, skills and education, as well as diversity of age, gender and outlook	Our Board members have broad experience serving on public boards in industries relevant to the Company	Our Board members have strong corporate leadership backgrounds such as being a CEO, CFO or holding other Executive positions

33% of our independent Board members are women	78% of our Board currently serve or have served on the Boards of other publicly traded companies	89% of our Board currently serve or have served as CEO or in senior leadership positions

Board Refreshment
We remain focused on refreshing the membership and leadership of the Board and its Committees.

Chairman transition:

In January 2019, Stephen L. Green stepped down as Chairman of the Board and transitioned into the role of Chairman Emeritus, and Marc Holliday was appointed to succeed Mr. Green as our Chairman in addition to serving as our Chief Executive Officer

Committee chair rotations:

In February 2018, Lauren Dillard replaced John Alschuler as chair of our Compensation Committee

In March 2018, Craig Hatkoff replaced John Levy as chair of our Nominating and Corporate Governance Committee

Stockholder Amendments to Bylaws
In December 2018, we amended our bylaws to permit our stockholders to amend our bylaws by a majority vote without any ownership or holding period limitations.

Declassified Board
Our directors are now elected for one-year terms following stockholder approval of our proposal to declassify our Board. By our 2020 annual meeting, our Board of Directors will be fully declassified.

Proxy Access
Our bylaws permit:
A stockholder (or a group of up to 20 stockholders)	3% / 3-years	2 candidates / 20%
Owning 3% or more of our outstanding common stock continuously for at least three years

To nominate and include in our proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, if the nominee(s) satisfy the requirements specified in our bylaws

4   SL Green Realty Corp.

2019 PROXY STATEMENT HIGHLIGHTS

ESG Highlights

We are committed to corporate social responsibility initiatives that deliver efficiency, value and health for our business, tenants and community. Highlights of these initiatives are set forth below. Our Global Reporting Initiative (GRI) compliant sustainability reports and other information relating to these initiatives are available on our website at http://www.slgreen.com/sustainability.

ESG Awards
●	Bloomberg ESG Disclosure score is the highest score for all companies in the REITs-Office Property sector
●	Thomson Reuters ESG score of “A-”
●	ENERGY STAR Partner of the Year – Sustained Excellence (2018, 2019)
●	Achieved a “B” Carbon Disclosure Project score as a first-time reporter (2018)
●	Awarded the “Changemaker Award” by the NYC Mayor’s Office of Service in recognition of SL Green’s volunteerism and philanthropic efforts (2018)
●	Real Estate Finance & Investment’s “Most Sustainable REIT” (2017, 2018)

Environmental Initiatives
●	Goal to reduce greenhouse gas emissions intensity 30% by 2025 portfolio-wide
●	LEED certified 63% of fully owned and operated properties
●	Achieved 20 ENERGY STAR labels in 2018 within the Manhattan portfolio across 14 million square feet, representing 9% of all ENERGY STAR labels achieved in Manhattan
●	18 million square feet of Manhattan portfolio participating in the WELL Portfolio program
●	3 million square feet in active sustainable development projects, including One Vanderbilt

Social Initiatives
●	Investment in employees through funding of training programs, tuition reimbursement and continued education courses
●	Market-leading benefits program spanning healthcare, 401k match, employee stock purchase plan, disability coverage, wellness and life insurance
●	Coordinate over 130 volunteering events annually, including employer-sponsored volunteer days
●	Contribute $1M across over 100 partner organizations corporately and sponsor a charitable contribution match program

Governance Initiatives - Sustainability
●	Executive and Board oversight of sustainability mission statement and goal setting
●	Annual GRI sustainability reports distributed to the Board, investors, tenants, vendor partners and government stakeholders
●	Stakeholder engagement and materiality assessment processes initiated across tenants, community members, industry peers and employees to identify material ESG topics

2019 Proxy Statement   5

SL GREEN REALTY CORP.
420 Lexington Avenue
New York, New York 10170-1881

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are invited to attend the 2019 annual meeting of stockholders of SL Green Realty Corp., a Maryland corporation, which will be held on Thursday, May 30, 2019 at 10:00 a.m., local time, at Convene (The Club Room), 237 Park Avenue, New York, New York, 10017. The annual meeting will be held for the following purposes:

1.	To elect the six director nominees named in the proxy statement to serve on the Board of Directors for a one-year term and until their successors are duly elected and qualify;
2.	To hold an advisory vote on executive compensation; and
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned, or to which the annual meeting may be postponed.

The Board of Directors has fixed the close of business on March 29, 2019 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors,

Andrew S. Levine
Secretary

New York, New York
April 25, 2019

Voting
You may authorize your proxy via the Internet or by telephone:

Visit www.proxyvote.com

Scan this QR code to vote with your mobile device

Call 1-800-454-8683 24h/7

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 30, 2019.

This proxy statement and our 2018 Annual Report to Stockholders are available at http://www.proxyvote.com

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the post-prepaid envelope provided or authorize your proxy by telephone or the Internet by following the instructions on your proxy card. For specific instructions on voting, please see the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you previously have signed and returned your proxy card. Please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from such bank, broker or other nominee.

6   SL Green Realty Corp.

References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to SL Green Realty Corp., unless the context otherwise requires. This proxy statement and a form of proxy have been made available to our stockholders on the Internet and will be mailed to stockholders on or about April 25, 2019.

2019 Proxy Statement   7

OUR BOARD OF DIRECTORS AND
CORPORATE GOVERNANCE

Proposal 1: Election of Directors

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated John H. Alschuler, Edwin T. Burton, III, Lauren B. Dillard, Stephen L. Green, Craig M. Hatkoff and Andrew W. Mathias for election to serve as directors until the 2020 annual meeting of stockholders and until their successors are duly elected and qualify. Messrs. Alschuler, Burton, Green, Hatkoff and Mathias and Ms. Dillard are currently serving as directors. Each of Messrs. Alschuler, Burton, Green, Hatkoff and Mathias and Ms. Dillard has consented to being named in this proxy statement and to serve as a director if elected. However, if any of Messrs. Alschuler, Burton, Green, Hatkoff and Mathias and Ms. Dillard is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person as the Board nominates.

Majority Voting Standard

A majority of all the votes cast with respect to a nominee’s election is required for such nominee to be elected to serve on the Board. This means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” such nominee, with abstentions and broker non-votes not counted as a vote cast either “for” or “against” a nominee. For more information on the operation of our majority voting standard in director elections, see the section entitled “Our Board of Directors and Corporate Governance—Corporate Governance—Majority Voting Standard and Director Resignation Policy.”

The Board unanimously recommends a vote “FOR” the election of Messrs. Alschuler, Burton, Green, Hatkoff and Mathias and Ms. Dillard.

Information Regarding the Nominees and the Continuing Directors

The following table, matrix and biographical descriptions set forth certain information with respect to the nominees for election as directors at the 2019 annual meeting and the continuing directors whose terms expire at the annual meeting of stockholders in 2020, based upon information furnished by each director. At our annual meeting of stockholders in 2017, stockholders approved a proposal to declassify our board. Accordingly, our board classes are being phased out, and directors whose terms are expiring will be elected for one-year terms. Our Board of Directors will be fully declassified by our 2020 annual meeting.

Name	Age	Expiration of Term	Director Since
Nominees (terms will expire in 2020)
John H. Alschuler*	71	2020	1997
Edwin T. Burton, III*	76	2020	1997
Lauren B. Dillard*	43	2020	2016
Stephen L. Green	81	2020	1997
Craig M. Hatkoff*	65	2020	2011
Andrew W. Mathias	45	2020	2014
Continuing Directors (terms will expire in 2020)
Betsy Atkins*	65	2020	2015
Marc Holliday	52	2020	2001
John S. Levy*	83	2020	1997

*	Independent Director

8   SL Green Realty Corp.

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Director and Director Nominees Business Experience

The matrix below represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy. This matrix highlights the depth and breadth of skills of our current directors.

Executive Leadership	9	Finance/Capital Markets	9	Risk Management	8

REIT/Real Estate Industry	6	Experience Over Several Business Cycles	5	Public Company Board Service/Corporate Governance	5

Talent Management	5	Academia	3	Accounting	2

Governmental/Regulatory Experience	2	Technology	2

Director Nominees—Terms Will Expire in 2020

John H. Alschuler	Director Since: 1997 Age: 71 Lead Independent Director
SL Green Board Service: ●Compensation Committee ●Nominating and Corporate Governance Committee ●Executive Committee

Mr. Alschuler’s achievements in academia and business, as well as his extensive knowledge of commercial real estate, New York City’s economy, commercial and other markets in New York City and national and international markets for real estate, and his expertise in inter-governmental relations, allow him to assess the real estate market and the Company’s business from a knowledgeable and informed perspective, from which he provides valuable insights into the Company’s business.

Professional Experience

●Chairman of HR&A Advisors Inc., an economic development, real-estate and public policy consulting organization, since 2008
●Adjunct Associate Professor, Graduate School of Architecture, Planning & Preservation at Columbia University, teaching real estate development
●Board of Directors of the Center for an Urban Future, a Section 501(c)(3) tax-exempt organization, Friends of the High Line Inc., a Section 501(c)(3) tax-exempt organization and the Sag Harbor Cinema Arts Center, a 501(c)(3) tax-exempt organization.
●B.A. degree from Wesleyan University and Ed.D. degree from the University of Massachusetts at Amherst

Other Public Board Directorships

●Xenia Hotels and Resorts, Inc. since 2015
●The Macerich Company since 2015

2019 Proxy Statement   9

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Edwin T. Burton, III	Director Since: 1997 Age: 76 Independent Director
SL Green Board Service: ●Audit Committee, Chair ●Compensation Committee

In addition to his experience in academia as a seasoned professor of economics, Mr. Burton’s extensive skills and experience in corporate governance, financial, compensation and legal matters allow him to provide valuable financial expertise and insights into the Company’s business.

Professional Experience

●Professor of Economics at the University of Virginia since 1988; has held teaching positions at York College, Rice University and Cornell University, and has written and lectured extensively in the field of Economics
●Consultant to numerous companies on investment strategy and investment banking
●Member of the Board of Trustees of the Virginia Retirement System for state and local employees of the Commonwealth of Virginia from 1994 to 2001 and then again from 2004 to 2014, and served as its Chairman from 1997 until March 2001
●Senior Vice President, Managing Director and director of Interstate Johnson Lane, Incorporated, an investment banking firm, where he was in charge of the Corporate Finance and Public Finance Divisions from 1994 to 1995
●President of Rothschild Financial Services, Incorporated (a subsidiary of Rothschild, Inc. of North America), an investment banking company headquartered in New York City that is involved in proprietary trading, securities lending and other investment activities from 1987 to 1994
●Consultant to the American Stock Exchange from 1985 to 1986
●Senior vice president with Smith Barney (or its corporate predecessor) from 1976 to 1984
●Member of the Board of Directors of Chase Investors, a privately-held registered investment advisor, since 2004
●Former member of the Board of Directors of Capstar Hotel Company, a publicly-traded hotel company, Virginia National Bank, a publicly-traded commercial bank, and SNL Securities, a private securities data company
●B.A. degree in Economics from Rice University and Ph.D. degree in Economics from Northwestern University

Other Public Board Directorships

●None

10   SL Green Realty Corp.

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Lauren B. Dillard	Director Since: 2016 Age: 43 Independent Director
SL Green Board Service: ●Audit Committee ●Compensation Committee, Chair

Ms. Dillard’s sophisticated understanding of tax, real estate, investment programs, finance, compensation and corporate governance, all viewed through the lens of over fifteen years of global private equity experience and together with her considerable operational expertise, provides the Board and the Company with deep and practical insight on a broad range of matters.

Professional Experience

●Managing Director for the Carlyle Group, a global alternative asset manager, since 2011, head of Carlyle’s Investment Solutions Group since December 2015 and member of Carlyle’s Management Committee; joined Carlyle in 2002
●Chief Operating Officer and Chief Financial Officer of Carlyle’s Investment Solutions Group from 2013 to December 2015; former head of Global Tax Department and head of Global Equity Programs; and member of Carlyle’s Transaction Team where she played a significant role in transactions, including Carlyle’s initial public offering
●Served in the Real Estate and Financial Services Group of the Tax Practice of Arthur Andersen, LLP prior to 2002
●Member of the Board of Directors of AlpInvest Partners.
●Founder and leader of Carlyle’s Women’s Employee Resource Group, member of the Private Equity Women Investor Network (PEWIN) and other industry initiatives
●Recipient of the prestigious One Carlyle Award in recognition of her contributions to and support of the firm’s collaborative culture
●B.S. in business administration from the University of Richmond

Other Public Board Directorships

●None

Stephen L. Green	Director Since: 1997 Age: 81 Director
SL Green Board Service: ●Executive Committee

In addition to his industry-wide reputation, Mr. Green’s extensive skills and experience in real estate, including founding our predecessor, provide him with invaluable knowledge of and expertise in our business and industry. This experience, particularly his experience having led our predecessor and the Company, contributes depth and context to the Board’s discussions of the Company’s business.

Professional Experience

●Chairman Emeritus at the Company since January 2019
●Chairman of the Board of the Company from 1997 through January 2019
●Former executive officer working in conjunction with our Chief Executive Officer and overseeing the Company’s long-term strategic direction; formerly served as our Chief Executive Officer
●Founded our predecessor, S.L. Green Properties, Inc., in 1980; prior to our initial public offering in 1997, Mr. Green was involved in the acquisition of over 50 Manhattan office buildings containing in excess of 10.0 million square feet
●Chairman of the Board of Gramercy Capital Corp. from August 2004 to June 2009
●At-large member of the Executive Committee of the Board of Governors of the Real Estate Board of New York
●Member of the Board of Directors of Streetsquash, Inc., a Section 501(c)(3) tax-exempt organization
●Previously member of the Board of Directors of Stemedica Cell Technologies, Inc., August 2007 to April 2009; Chairman of the Real Estate Board of New York’s Tax Committee
●B.A. degree from Hartwick College and J.D. degree from Boston College Law School

Other Public Board Directorships

●None

2019 Proxy Statement   11

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Craig M. Hatkoff	Director Since: 2011 Age: 65 Independent Director
SL Green Board Service: ●Audit Committee ●Nominating and Corporate Governance Committee, Chair

Mr. Hatkoff has in-depth expertise and knowledge of real estate, capital markets, finance, private investing, entrepreneurship and executive management through his work with Chemical Bank, Victor Capital Group and Capital Trust. As a result of the foregoing, Mr. Hatkoff provides a unique insight into the financial markets generally, valuation analysis, strategic planning, and unique financing structures and alternatives. He also possesses entrepreneurial, brand marketing, social media, technology and innovation, and senior leadership experience through his private investments and service on the Boards of numerous educational and charitable organizations. Mr. Hatkoff also has extensive Board and Board committee experience at other public companies, including his prior service at Taubman Centers, Inc. and his long-standing service to Capital Trust, Inc., which enables him to provide significant insight as to governance and compliance-related matters particular to real estate companies.

Professional Experience

●Vice Chairman of Capital Trust, Inc., a real estate investment management company that was listed on the New York Stock Exchange, and one of the largest dedicated real estate mezzanine lenders, from 1997 to 2000, and served on its Board of Directors from 1997 to 2010
●Trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City, from 2002 to 2005
●Founder and a managing partner of Victor Capital Group, L.P. from 1989 until its acquisition by Capital Trust, Inc. in 1997
●Former co-head of the real estate investment banking unit at Chemical Bank, where he was a pioneer in commercial mortgage securitization
●Co-founder of the Tribeca Film Festival; Chairman of Turtle Pond Publications LLC, which is active in children’s publishing and entertainment, and private investor in other entrepreneurial ventures
●Adjunct Professor at Columbia Business School, where he teaches courses on entrepreneurship and innovation

Other Public Board Directorships

Previous (during the past 5 years):

●Taubman Centers, Inc. from 2004 to January 2019

Andrew W. Mathias	Director Since: April 2014 Age: 45 President

Mr. Mathias’ extensive experience in real estate, including commercial real estate investment, and in-depth knowledge of the New York City real estate market, as well as his role as President of the Company, provide him with valuable knowledge of our business and industry. Furthermore, Mr. Mathias’ presence on the Board facilitates communication between the Board and the Company’s senior management.

Professional Experience

●President of the Company since 2007
●Joined the Company in March 1999 as Vice President and was promoted to Director of Investments in 2002
●Chief Investment Officer of the Company from January 2004 until January 2011
●Chief Investment Officer of Gramercy Capital Corp. from August 2004 to October 2008
●Worked at Capital Trust, Inc. and its predecessor, Victor Capital Group, L.P.
●Worked on the high yield and restructuring desk at Bear Stearns and Co.
●Member of the Board of Directors for the Regional Plan Association, which works to improve the prosperity, infrastructure, sustainability and quality of life of the New York-New Jersey-Connecticut metropolitan region
●B.S. degree in Economics from the Wharton School at the University of Pennsylvania

Other Public Board Directorships

●None

12   SL Green Realty Corp.

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors—Terms Will Expire in 2020

Betsy Atkins	Director Since: April 2015 Age: 65 Independent Director
SL Green Board Service: ●Audit Committee ●Nominating and Corporate Governance Committee

Ms. Atkins has deep expertise in many areas, including executive leadership and operational experience in various technology, durable goods, energy efficiency infrastructure and retail industries, as well as significant public board experience, which gives her broad experience and thought leadership in corporate governance matters generally, including executive compensation and evolving best practices in sustainability and enterprise risk management.

Professional Experience

●Chief Executive Officer of Baja Corp, an independent venture capital firm focused on technology, renewable energy and life sciences industries, since 1994
●Chief Executive Officer and Chairman of the Board of Directors of Clear Standards, Inc., a provider of energy management solutions, from February 2009 to August 2009, when Clear Standards was acquired by SAP AG, a business software company
●Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company, from 1991 through 1993
●Co-founded Ascend Communications, Inc. in 1989, member of its Board of Directors and Executive Vice President of sales, marketing, professional services and international operations prior to its acquisition by Lucent Technologies
●Formerly an advisor to SAP SE, an advisor to British Telecom and a presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee
●B.A. from the University of Massachusetts

Other Public Board Directorships

●Schneider Electric, SA since April 2011
●Wynn Resorts Ltd. since April 2018
●Covetrus, Inc. since February 2019

Previous (during the past 5 years):

●Cognizant Technology Solutions Corporation from April 2017 to October 2018
●HD Supply, Inc. from September 2013 to April 2018
●Polycom, Inc. from 1999 to April 2016
●Darden Restaurants, Inc. from October 2014 to September 2015
●Ciber, Inc. from July 2014 to October 2014

2019 Proxy Statement   13

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Marc Holliday	Director Since: December 2001 Age: 52 Chief Executive Officer and Chairman of the Board
SL Green Board Service: ●Executive Committee, Chair

Mr. Holliday’s extensive experience and skills in real estate and finance, as well as his role as Chief Executive Officer of the Company, provide him with valuable knowledge of and expertise in our business and industry. Furthermore, Mr. Holliday’s presence on the Board facilitates communication between the Board and the Company’s senior management.

Professional Experience

●Chief Executive Officer of the Company since January 2004; Chairman of the Board since January 2019
●Joined the Company as Chief Investment Officer July 1998; stepped down as President in April 2007 following promotion of Andrew Mathias, current President, to that position
●President and Chief Executive Officer of Gramercy Capital Corp., from August 2004 to October 2008, when Mr. Holliday stepped down
●Managing Director and Head of Direct Originations for New York-based Capital Trust Inc., a mezzanine finance company, where he was in charge of originating direct principal investments for the firm, consisting of mezzanine debt, preferred equity and first mortgages
●Served in various management positions, including Senior Vice President at Capital Trust, Inc.’s predecessor, Victor Capital Group, L.P. from 1991 to 1997
●Member of the Board of Directors of NYRA and Columbia University, and executive officer and member of the Board of the Real Estate Board of New York
●B.S. degree in Business and Finance from Lehigh University in 1988 and M.S. degree in Real Estate Development from Columbia University in 1990

Other Public Board Directorships

Previous (during the past 5 years):

●Gramercy Capital Corp. from 2004 to September 2014

John S. Levy	Director Since: 1997 Age: 83 Independent Director
SL Green Board Service: ●Nominating and Corporate Governance Committee ●Compensation Committee

Mr. Levy’s extensive skills, experience and sophistication in corporate governance, financial, compensation, legal and commercial matters, including his corporate finance expertise developed at Lehman Brothers, allow him to provide valuable insights into the Company’s business and finances.

Professional Experience

●Retired from Lehman Brothers Inc. in 1995; from 1983 to 1995, served as Managing Director and Chief Administrative Officer of the Financial Services Division, Senior Executive Vice President and Co-Director of the International Division and Managing Partner of the Equity Securities Division at Lehman Brothers (or its predecessors)
●Associated with A.G. Becker Incorporated (or its predecessors) from 1960 to 1983, where Mr. Levy served as Managing Director of the Execution Services Division, Vice President-Manager of Institutional and Retail Sales, Manager of the Institutional Sales Division, Manager of the New York Retail Office and a Registered Representative
●B.A. degree from Dartmouth College.

Other Public Board Directorships

●None

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Refreshment

Led by our Nominating and Corporate Governance Committee, the Board engages in ongoing director succession planning, including a focus on refreshing the membership and leadership of the Board and its Committees and enhancing the level of diversity. Most recently, in January 2019, the leadership of the Board was transitioned from Stephen L. Green, our founder and long-time Chairman of the Board, to Marc Holliday, who also serves as our Chief Executive Officer. Mr. Green stepped down as Chairman of the Board nearly 40 years after he founded our predecessor and following his more than 20 years of distinguished service in this role. Mr. Green continues to serve as a director and as our Chairman Emeritus. The Board also rotated Committee chairs in 2018, with Lauren Dillard replacing John Alschuler as chair of our Compensation Committee and Craig Hatkoff replacing John Levy as chair of our Nominating and Corporate Governance Committee.

Over the longer term, we have added three new independent directors since 2011, including two women – Betsy Atkins, who joined our Board in 2015, and Lauren Dillard, who joined our Board in 2016. For our commitment to board diversity, we were recognized as a 2020 Women on Boards Winning ‘W’ Company for 2017. Together with the addition of Craig Hatkoff in 2011, these additions have provided new perspectives and enhanced the quality of the Board while also reducing the average age and tenure of our independent directors. Following these additions, one-third of our independent directors are women.

Diversity	Experience	Leadership
Our Board has a diversity of knowledge, skills and education, as well as diversity of age, gender and outlook	Our Board members have broad experience serving on public boards in industries relevant to the Company	Our Board members have strong corporate leadership backgrounds such as being a CEO, CFO or holding other Executive positions

33% of our independent Board members are women	78% of our Board currently serve or have served on the Boards of other publicly traded companies	89% of our Board currently serve or have served as CEO or in senior leadership positions

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists the Board in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and recommends director nominees to the Board to be considered for election at our annual meeting of stockholders. Our Nominating and Corporate Governance Committee adopted a written policy on the criteria and process of identifying and reviewing director candidates.

Each director candidate must have:

1.	education and experience that provides knowledge of business, financial, governmental or legal matters that are relevant to the Company’s business or to its status as a publicly owned company;
2.	an unblemished reputation for integrity;
3.	a reputation for exercising good business judgment; and
4.	sufficient available time to be able to fulfill his or her responsibilities as a member of the Board and of any committees to which he or she may be appointed.

The Nominating and Corporate Governance Committee ensures that the potential nominee is not an employee or agent of and does not serve on the board of directors or similar managing body of any of our competitors and determines whether the potential nominee has an interest in any transactions to which we are a party.

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Recruitment Process
1	Identify Potential Candidates	2	In-Depth Committee Review	3	Recommend Candidates to Full Board	4	Review by Full Board
Identified by: ●Independent Directors ●Executive Officers ●Third Party Search Firms ●Stockholders		●Consider experience, qualifications, and diversity ●Meet with candidates and conduct interviews ●Review independence and potential conflicts		●NCGC presents potential candidates to full Board for open discussion		●The full Board is responsible for approving potential candidates

NCGC Director Recruitment Process

In making recommendations to the Board, our Nominating and Corporate Governance Committee considers such factors as it deems appropriate, in light of the skills, qualifications and diversity of the other members of the Board. Such factors include diversity with respect to gender and ethnicity. The Nominating and Corporate Governance Committee may also consider the following:

●	ability to bring new perspectives and add to Board discussion and consideration
●	experience with businesses and other organizations comparable to the Company (including experience managing public companies, marketing experience or experience determining compensation of officers of public companies)
●	the interplay of the candidate’s experience with the experience of other Board members
●	the candidate’s industry knowledge and experience
●	the ability of a nominee to devote sufficient time to the affairs of the Company
●	any actual or potential conflicts of interest and whether the candidate meets the NYSE independence criteria
●	the extent to which the candidate generally would be a desirable addition to the Board and any committees of the Board
●	qualifications to serve on appropriate Board committees (including financial acumen)
●	technological literacy
●	strategic insight
●	ability to introduce the Company to business or other opportunities
●	reputation in the corporate governance community
●	risk management skills

In considering a potential nominee, each member of the Nominating and Corporate Governance Committee has the opportunity to interview potential nominees in person or by telephone and to submit questions to such potential candidate.

Our Nominating and Corporate Governance Committee solicits and considers suggestions of our directors and management regarding possible nominees. Our Nominating and Corporate Governance Committee also may procure the services of outside sources or third parties to assist in the identification of director candidates.

Role of Third Party Advisors in Director Recruitment Process

FTI Consulting, Inc., or FTI Consulting, assists us in the initial search, screening, interviewing and vetting of potential new directors and worked closely with our Nominating and Corporate Governance Committee in connection with the additions of Craig Hatkoff in 2011, Betsy Atkins in 2015 and Lauren Dillard in 2016.

Stockholder Recommendations of Director Candidates

Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating all other candidates. Any recommendations by stockholders are to follow the procedures outlined under “Other Information—Other Matters—Stockholder Proposals and Nominations” in this proxy statement and should provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee.

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Structure and Independence

Board Structure

The Board currently consists of nine members. At the annual meeting of stockholders in 2017, stockholders approved a proposal to declassify our board. Accordingly, our board classes are being phased out, and directors elected at the annual meeting of stockholders in 2019 will serve for one-year terms and until their successors are duly elected and qualify. Our Board of Directors will be fully declassified by our 2020 annual meeting.

Board Leadership Structure; Lead Independent Director

The current leadership structure of the Board consists of Marc Holliday, who serves as the Chairman of the Board and our Chief Executive Officer, John Alschuler, who serves as our Lead Independent Director, and the independent directors who serve as Chairs for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board. Overall, the Board believes that the participation of members of management and independent directors in its leadership structure helps promote unified leadership and direction for the Company and the Board while also ensuring appropriate independent oversight of management by the Board.

After more than 20 years under the leadership of Stephen L. Green, in January 2019, the leadership of the Board was transitioned to Marc Holliday, who also serves as our Chief Executive Officer. Mr. Green stepped down as Chairman of the Board nearly 40 years after he founded our predecessor and following his more than 20 years of distinguished service in this role. The Board believes that it has been well served by Mr. Green’s leadership over the years and that it will continue to be well served with Mr. Holliday serving in the role as Chairman of the Board. With over 15 years of experience leading the Company, Mr. Holliday is uniquely qualified to serve as the Chairman of the Board, and the Board believes that Mr. Holliday’s combined role as Chairman of the Board and Chief Executive Officer will promote unified leadership and direction for the Company and the Board.

The Board, which is currently comprised of six independent directors and three non-independent directors, established the role of Lead Independent Director beginning in 2010. The Board believes that having a Lead Independent Director improves the overall functioning of the Board and strengthens the ability of the independent directors to effectively exercise independent oversight of management during periods when the Chairman of the Board is not an independent director. The Lead Independent Director is appointed by the independent directors on the Board, and has a number of responsibilities that help facilitate communication among our independent directors and between our independent directors and our Chief Executive Officer and Chairman, and ensure appropriate independent oversight of management by the Board. John Alschuler currently serves as our Lead Independent Director.

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Role of the Lead Independent Director

In addition to presiding at executive sessions of independent directors, the Lead Independent Director has the responsibility to:

1.

consult with the Chief Executive Officer and Chairman as to an appropriate schedule and agenda for each Board meeting, seeking to ensure that the independent directors can perform their duties effectively and responsibly;

2.	ensure that the independent directors have adequate resources, especially by way of full, timely and relevant information to support their decision making;
3.

advise the Chief Executive Officer and Chairman as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

4.	recommend to the Board and the Board Committees the retention of advisers and consultants who report directly to the Board;
5.

ensure that independent directors have adequate opportunities to meet and discuss issues in sessions of the independent directors without management present and, as appropriate, call meetings of the Independent Directors;

6.	serve as Chairman of the sessions of the independent directors;
7.	serve as principal liaison between the independent directors and the Chief Executive Officer and Chairman of the Company and between the independent directors and senior management;
8.	communicate to management, as appropriate, the results of private discussions among independent directors;
9.	chair the meetings of the Board when the Chairman is not present;
10.

with respect to questions and comments directed to the Lead Independent Director or to the independent directors as a group, determine the appropriate means of response, with such consultation with the Chief Executive Officer and Chairman and other directors as the Lead Independent Director may deem appropriate; and

11.	perform such other duties as the Board from time to time may delegate.

Board and Committee Self-Evaluations

The Board believes that good governance can only be achieved through rigorous self-evaluation. Each year, our Nominating and Corporate Governance Committee establishes formal self-assessment procedures that are consistent with our Governance Principles, NYSE listing requirements and best practices identified during prior self-evaluations. The Board also engages with stockholders and third party advisers throughout the year to discuss corporate governance practices, and to ensure that the Board and its committees follow practices that are optimal for the Company and its stockholders while also delivering superior total return. The Board then conducts its annual evaluation to determine whether it and its committees function effectively, with independent directors meeting separately with outside counsel. The discussions with stockholders, as well as the evaluations, are the basis for the Board’s annual review of possible changes to the Company’s corporate governance practices.

Board Evaluation Process
1	Initiate Process	2	Conduct Evaluation	3	Implement Conclusions
NCGC establishes Board and committee self-evaluation process, including incorporation of process improvements from previous review cycle		Directors meet to formally discuss the functioning of the Board and any committees on which they serve to identify areas for improvement		The Board and each committee implement proposed governance improvements with assistance of management and third party advisors, as needed

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Governance Principles provide that a majority of our directors serving on the Board must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. In addition, the Board adopted director independence standards that assist the Board in making its determinations with respect to the independence of directors. The Board has reviewed all relevant facts and circumstances and considered all applicable relationships of which the Board had knowledge, between or among the directors and the Company or our management (some of such relationships are described in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions”). Based upon this review, the Board has determined that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE, the applicable rules promulgated by the SEC and our director independence standards: Mses. Betsy Atkins and Lauren B. Dillard and Messrs. John H. Alschuler, Edwin T. Burton, III, Craig M. Hatkoff and John S. Levy. The Board has determined that Messrs. Stephen L. Green, Marc Holliday and Andrew W. Mathias, our three other directors, are not independent because they are also executive officers of the Company or have been within the last three years.

In determining that Ms. Dillard qualified as an independent director, the Board considered the Company’s relationship with The Carlyle Group, which entered into a lease for office space at One Vanderbilt.

Executive Sessions of Non-Management Directors

Our Governance Principles require the non-management directors serving on the Board to meet in an executive session at least annually without the presence of any directors or other persons who are part of our management. In accordance with such requirement, the independent directors meet in executive sessions from time to time on such a basis. The executive sessions are regularly chaired by our Lead Independent Director.

Communications with the Board

We have a process by which stockholders and/or other parties may communicate with the Board, individual directors (including the independent directors) or independent directors as a group. Any such communications may be sent to the Board or any named individual director (including the independent directors), by U.S. mail or overnight delivery and should be directed to Andrew S. Levine, Secretary, at SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881. Mr. Levine forwards all such communications to the intended recipient or recipients. Any such communications may be made anonymously.

Director Attendance

The Board held five meetings and all directors attended 75% or more of the board of directors meetings and meetings of the committees on which they served during the periods they served during fiscal year 2018. In addition to participating in formal meetings, our Board members regularly communicate with each other, members of management and advisors and take action by written consent.

We encourage each member of the Board to attend each annual meeting of stockholders. Four of our directors attended the annual meeting of stockholders held on May 31, 2018.

Board Committees

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The current charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our corporate website at www.slgreen. com under the “Investors—Corporate Governance” section. Further, we will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to Andrew S. Levine, Secretary, at SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881. From time to time, the Board also may create additional committees for such purposes as the Board may determine.

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Audit Committee

Our Audit Committee consists of Edwin T. Burton, III (Chair), Betsy S. Atkins, Lauren B. Dillard and Craig M. Hatkoff, each of whom is independent within the meaning of the rules of the NYSE and the SEC and each of whom meets the financial literacy standard required by the rules of the NYSE. Our Audit Committee’s primary purpose is to select and appoint our independent registered public accounting firm and to assist the Board in its oversight of the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the qualifications and independence of the registered public accounting firm employed by the Company for the audit of the Company’s financial statements; the performance of the people responsible for the Company’s internal audit function; and the performance of the Company’s independent registered public accounting firm. Our Audit Committee also prepares the report that the rules of the SEC require be included in this proxy statement and provides an open avenue of communication among the Company’s independent registered public accounting firm, its internal auditors, its management and the Board. Our management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements prior to the filing of our Annual Report on Form 10-K, reviewing our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q and annually auditing the effectiveness of our internal control over financial reporting and other procedures. Our Audit Committee held 13 meetings during fiscal year 2018. Additional information regarding the functions performed by our Audit Committee is set forth in the “Audit Committee Report” included in this annual proxy statement.

Audit Committee Financial Expert

The Board determined that Edwin T. Burton, III qualifies as an “audit committee financial expert,” as defined in Item 401(h) of SEC Regulation S-K.

Compensation Committee

Our Compensation Committee consists of Lauren B. Dillard (Chair), John H. Alschuler, Edwin T. Burton, III and John S. Levy, each of whom is independent within the meaning of the rules of the NYSE. Our Compensation Committee’s primary purposes are to determine how the Company’s Chief Executive Officer should be compensated; to administer the Company’s employee benefit plans and executive compensation programs; to determine compensation of our executive officers other than our Chief Executive Officer; and to produce the report on executive compensation that is required to be included in this proxy statement. With respect to the compensation of our executive officers, our Compensation Committee solicits recommendations from our Chief Executive Officer regarding total compensation for all executive officers other than the Chief Executive Officer and reviews his recommendations in terms of total compensation and the allocation of such compensation among base salary, annual bonus amounts and other long-term incentive compensation as well as the allocation of such items between cash and equity compensation. Our Compensation Committee retained Gressle & McGinley LLC as its independent outside compensation consulting firm and engaged Gressle & McGinley LLC to provide our Compensation Committee with relevant data concerning the marketplace, our peer group and its own independent analysis and recommendations concerning executive compensation. Gressle & McGinley LLC regularly participates in Compensation Committee meetings. See “Executive Compensation—Compensation Discussion and Analysis.” Our Compensation Committee held three meetings during fiscal year 2018. In addition to participating in formal meetings, our Compensation Committee members regularly communicate with each other, members of management and advisors and take action by written consent.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Craig M. Hatkoff (Chair), John H. Alschuler, Betsy Atkins and John S. Levy, each of whom is independent within the meaning of the rules of the NYSE. Our Nominating and Corporate Governance Committee’s primary purposes are to identify individuals qualified to fill vacancies or newly-created positions on the Board; to recommend to the Board the persons it should nominate for election as directors at annual meetings of the Company’s stockholders; to recommend directors to serve on all committees of the Board; and to develop and recommend to the Board governance principles applicable to the Company. Our Nominating and Corporate Governance Committee held two meetings during fiscal year 2018. In addition to participating in formal meetings, our Nominating and Corporate Governance Committee members regularly communicate with each other, members of management and advisors and take action by written consent.

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Executive Committee

Subject to the supervision and oversight of the Board, our Executive Committee, which consists of Marc Holliday (Chair), Stephen L. Green and John H. Alschuler, is responsible for, among other things, the approval of our acquisition, disposition and financing of investments; the authorization of the execution of certain contracts and agreements, including those relating to our borrowing of money; and the exercise, in general, of all other powers of the Board, except for such powers that require action by all directors or the independent directors under our articles of incorporation or bylaws or under applicable law. Our Executive Committee did not hold any meetings and did not take any actions by written consent during fiscal year 2018, as all matters within its authority were approved by the Board.

Corporate Governance

Board Oversight of Strategy

One of the most important functions of the Board relates to its role in formulating and overseeing the execution of our business strategy. The Board actively participates with management in the formulation and refinement of our business strategy to help ensure that our strategic goals are thoughtfully constructed and well-articulated. To facilitate this process, the Board periodically meets with our management and external advisors in full day or multi-day sessions focused on long-term strategic planning. Additionally, on a more frequent basis, the Board receives updates from management regarding internal progress toward strategic goals and changes in market conditions and external strategic opportunities and challenges, which the Board uses to assist our management in refining its business strategy and reacting to particular opportunities or challenges that arise. While management is charged with executing strategy on a daily basis, the Board monitors and evaluates performance through these regular updates and by actively engaging in dialogues with our senior management team. Aspects of our business strategy are discussed at every meeting, and key elements of our strategy are embedded in the work performed by the committees of the Board. In addition to financial and operational performance, non-financial measures, including sustainability, social and governance goals, are discussed by the Board. The Board believes that, through these ongoing efforts, it is able to focus on our performance over the short, intermediate and long term to secure the continuing health and success of the business for our stockholders.

Stockholder Outreach

The Board and our Lead Independent Director believe that engaging in stockholder outreach is an essential element of strong corporate governance. We strive for a collaborative approach to issues of importance to investors and continually seek to better understand the views of our investors on key topics. Over the past several years, our Lead Independent Director, the chairman of our Compensation Committee and members of our senior management team contacted many of our largest institutional investors. Since the 2018 annual meeting of stockholders, we have reached out to institutional investors representing ownership of over 70% of our outstanding common stock. We held meetings, conducted calls and otherwise engaged with all of these investors who were interested in doing so. We then shared the feedback received during our outreach process with the Board and its committees to make meaningful changes to our corporate governance practices and launch new initiatives. As a result of our stockholder engagement efforts and our commitment to corporate governance, over the last few years, we have undertaken the declassification of our Board, adopted a proxy access bylaw, implemented a majority voting standard for director election, and adopted an amendment to our bylaws to permit our stockholders to amend our bylaws by a majority vote, as discussed in more detail below.

Stockholder Amendments to Bylaws

In December 2018, we amended our bylaws to permit our stockholders to amend our bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter. As amended, our bylaws do not place any limitations on stockholder proposals to amend our bylaws beyond the advance notice provisions that apply to all stockholder proposals. Accordingly, all of our stockholders now have the right to propose any amendments to our bylaws that are permitted by applicable law and, if any such amendment is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter, it will become effective.

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Declassified Board

Our directors are now elected for one-year terms following stockholder approval of our proposal to declassify our Board submitted to stockholders at the 2017 annual meeting of stockholders. By our 2020 annual meeting, our Board will be fully declassified.

Proxy Access

We have adopted a proxy access bylaw provision, enabling our stockholders to include their own director nominees in our proxy materials along with candidates nominated by the Board, so long as stockholder-nominees meet certain requirements, as set forth in our bylaws. For more information on our proxy access bylaw, see the section entitled “Other Information—Other Matters—Stockholder Proposals and Nominations.”

Majority Voting Standard and Director Resignation Policy

We have a majority voting standard for director elections. In an uncontested election (as is the case for this annual meeting), our bylaws provide that a majority of all the votes cast with respect to a nominee’s election is required for such nominee to be elected to serve on the Board. This means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” such nominee, with abstentions and broker non-votes not counted as a vote cast either “for” or “against” a nominee. With respect to a contested election, a plurality of all of the votes cast is sufficient for the election of directors. For this purpose, a contested election is deemed to occur at any meeting of stockholders for which the Secretary determines that the number of nominees or proposed nominees exceeds the number of directors to be elected at such meeting as of the seventh day preceding the date the Company files its definitive proxy statement for such meeting with the Securities and Exchange Commission (SEC) (regardless of whether or not thereafter revised or supplemented).

If a nominee who currently is serving as a director receives a greater number of votes “against” his or her election than votes “for” such election in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Governance Principles, any nominee for election as a director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election must, within ten business days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation and, within 60 days following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of the resignation.

The Board will then take formal action on the recommendation no later than 90 days following the date of the stockholders’ meeting at which the election occurred. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and such additional factors, information and alternatives as the Board deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the Board’s decision within four business days after the decision is made. The Board also will provide, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

Sustainability

With executive-level participation on SL Green’s Sustainability Team and Board oversight of the program, environmental responsibility has top-down support and is a company-wide priority. The Company is committed to environmental, social, and governance initiatives that deliver value and health for our stakeholders. Structured around three key areas, efficiency, tenant experience, and industry leadership, our market-leading program continues to minimize environmental impact and increase resiliency. As New York City’s largest owner of office real estate, we take responsibility for implementing best practices, operating at the highest efficiency standards and strengthening our city’s resiliency.

Our commitment toward efficiency is evidenced by the implementation of energy efficiency investments of $66 million and targeted sustainability programs across 100% of our New York City properties. By implementing cutting edge technologies and modernizing obsolete building systems, we continue to optimize building performance, reduce maintenance costs and provide tenants with a Class A experience.

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Collaborative opportunities with tenants are integral to our sustainability strategy. Our mission to creating a greener footprint begins with the 10-year participation in the New York City Carbon Challenge, where we work with tenants to realize a 30 percent reduction in greenhouse gas emissions. We have partnered with Viacom at 1515 Broadway, Bloomberg at 919 Third Avenue and Sony at 11 Madison Avenue to make joint investments towards energy efficiency. One Vanderbilt and One Madison represent 3 million square feet of sustainable development in New York City that will achieve LEED certification through efficient design and infrastructure. One Vanderbilt creates a Class-A office experience for tenants, visitors, and the local community. The building is projected to consume 26.3% less energy compared with the LEED version 3 baseline and it will achieve one of the lowest carbon footprints in the city. Some of the building’s features include indoor air quality that will surpass the ASHRAE 62.1 standard by 30% and premier access to daylighting for 85% of tenant floor area.

Our industry leadership has been widely recognized. During 2015, 2016, 2018 and 2019, we were recognized by the United States Environmental Protection Agency as an ENERGY STAR Partner for our efforts to strategically manage and improve energy performance across our Manhattan and suburban portfolios, and in 2019 we achieved “Sustained Excellence” for the second consecutive year. In addition to releasing a GRI report for the past 5 consecutive years, in 2017 and 2018 we have been awarded “REIT of the Year – Sustainability” by Real Estate & Investment Finance. We also achieved an “A” rating under Global Real Estate Sustainability Benchmark’s (GRESB) “Public Disclosure Report” and are positioned to respond to the GRESB Real Estate Assessment in 2019, and achieved the highest ESG score, ahead of 33 competitor office REITs evaluated on Bloomberg’s list of the largest 5,000 global companies. In 2018, we submitted our first response to CDP, formerly Carbon Disclosure Project, and achieved a “B,” leading the way among industry peers and over 7,000 participating companies.

The industry recognition garnered for our market-leading program is a testament to the sustainability commitment embodied by management and our Board.

REIT of the Year – Sustainability (2017 and 2018) – Real Estate & Investment Finance

2017 Sustainability Award – Business Intelligence Group

Earth Award: 1515 Broadway – Building Owners and Managers Association (BOMA)

“A” Rating for ESG Performance – Global Real Estate Sustainability Benchmark’s (GRESB) Public Disclosure Report (2017)

ENERGY STAR Partner (2015, 2016, 2018 and 2019) – United States Environmental Protection Agency

Sustainability Report (2013- 2018) – GRI Adherence

Our sustainability strategy, achievements and reports are available on our website at http://www.slgreen.com/sustainability.

Risk Oversight

The Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board also is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. In particular, the Board focuses on overseeing risks relating to the structure and amount of our debt, including overall aggregate principal balance, variable rate versus fixed rate debt, maturity schedules and balance of secured and unsecured debt.

The Board delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) disclosure controls and internal controls over financial reporting and (c) the Company’s compliance with legal and regulatory requirements. The Audit Committee also is responsible for reviewing major legislative and regulatory developments that could have a material impact on the Company’s contingent liabilities and risks. Other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

In addition, our Compensation Committee considers potential risks to the Company in its determinations of the overall structure of our executive compensation program and the specific goals it establishes for our executives.

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s management is responsible for day-to-day risk management, including the primary monitoring and testing function for company-wide policies and procedures, and management of the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that the Board leadership structure supports this approach.

Governance Principles

The Board adopted Governance Principles that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Governance Principles are director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and management responsibilities. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Governance Principles and will recommend, as appropriate, proposed changes to the Board. Although there is no one-size-fits all approach to corporate governance, we believe that our Governance Principles are aligned with the expectations of our stockholders, including the Investor Stewardship Group (ISG) and the ISG Corporate Governance Principles.

Code of Ethics

The Board adopted a Code of Ethics that applies to our directors, executive officers and employees. The Code of Ethics is designed to assist our directors, executive officers and employees in complying with legal requirements and in resolving moral and ethical issues that may arise, and in complying with our policies and procedures. Among the areas addressed by the Code of Ethics are legal compliance, conflicts of interest, use and protection of the Company’s assets, confidentiality, communications with the public, accounting matters, records retention, fair dealing, discrimination, harassment and health and safety. We intend to disclose on our corporate website any amendment to, or waiver of, any provisions of this Code applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Whistleblowing and Whistleblower Protection Policy

Our Audit Committee established procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of the Company, you may do so in writing to the Chair of our Audit Committee, c/o Andrew S. Levine, Secretary, SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881. Any such communications may be made anonymously.

Additional Information

You are encouraged to visit the “Investors—Corporate Governance” section of our corporate website at http://www.slgreen.com to view or obtain copies of our committee charters, Code of Ethics, Governance Principles and director independence standards. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with, or furnish to, the SEC. You also may obtain, free of charge, a copy of the respective charters of our committees, Code of Ethics, Governance Principles and director independence standards by directing your request in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations.

24   SL Green Realty Corp.

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Compensation

Directors of the Company who are also employees receive no additional compensation for their services as directors. The following table sets forth information regarding the compensation paid to our non-employee directors during the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
Edwin T. Burton, III	$106,500	$300,000	—	$406,500
John H. Alschuler	$170,667	$300,000	—	$470,667
John S. Levy	$63,069	$300,000	—	$363,069
Craig M. Hatkoff	$83,931	$300,000	—	$383,931
Betsy Atkins	$72,500	$300,000	—	$372,500
Lauren B. Dillard	$118,333	$300,000	—	$418,333

(1)	Mr. Levy and Ms. Dillard deferred all of their 2018 cash compensation and Mr. Alschuler deferred $67,500 of his 2018 cash compensation pursuant to our Non-Employee Directors’ Deferral Program. Mr. Burton elected to receive $18,750 of his 2018 cash compensation and Mr. Hatkoff elected to receive $25,000 of his 2018 cash compensation in the form of shares of our common stock. Accordingly, our non-employee directors received the following shares of our common stock or phantom stock units with respect to the portion of their 2018 cash compensation that they elected to defer or receive in stock, as applicable: Mr. Burton received 186 shares, Mr. Alschuler received 667 units, Ms. Dillard received 1,238 units, Mr. Levy received 654 units and Mr. Hatkoff received 254 shares.
(2)	Amounts shown reflect the full grant date fair value on the date of grant of shares of our common stock or phantom stock units granted to the directors in 2018, excluding shares of our common stock and phantom stock units credited in lieu of annual fees and meeting fees.
(3)	There were no stock options granted to members of the Board in 2018. At December 31, 2018, the aggregate number of option awards held by our non-employee directors was as follows: Mr. Alschuler—14,500; and Mr. Levy—20,500.

Beginning in 2019, we reduced the value of the annual stock grant by $50,000 from $300,000 to $250,000 and reduced the cash retainer paid for serving as our Lead Independent Director by $15,000 from $85,000 to $70,000.

Only non-employee Directors are compensated for service on the Board. During the fiscal year ended December 31, 2018, the fees for non-employee Directors were:

Annual cash retainers
Cash retainer	$50,000
Additional cash retainer if serving as the Lead Independent Director	$85,000
Additional cash retainer if serving as a chair of the Audit Committee	$25,000
Additional cash retainer if serving as a chair of the Compensation Committee	$7,500
Additional cash retainer if serving as a chair of the Corporate Governance Committee	$5,000
Meeting fees
For each meeting of the Board or a committee of the Board	$1,500
For each special meeting of the Audit Committee held independently of Board meetings	$4,000
Stock grant
Valued at the grant date with shares fully vested on such grant date.	$300,000

The annual fees and meeting fees generally are payable quarterly in cash. Each director may elect to receive some or all of these fees in stock and, as noted below, may elect to defer some or all of these fees.

Under our Non-Employee Directors’ Deferral Program, our non-employee directors were entitled to elect to defer up to 100% of their annual fees, meeting fees and annual stock grant. At each director’s election, cash fees deferred under the program could be credited in the form of either phantom stock units, account credits that accrue earnings or losses based on the 30-day LIBOR rate at the beginning of each month plus 2% (or based on such other rate or the performance of such investments as may be determined in advance by the Board) or measurement fund credits that track the performance of one or more open-ended mutual funds selected by the director. Stock grants deferred under the program are credited in the form of phantom stock units. Subject to limitations contained in the program, on a fixed date each quarter, a director may convert phantom stock units into account credits or measurement fund credits or vice versa or change the mutual funds that some or all of the director’s measurement fund credits track. All cash fees credited as, and conversions of or into, phantom stock units or measurement fund credits are based on the fair market value of our common stock or

2019 Proxy Statement   25

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

the applicable mutual fund on the date the cash fees otherwise would have been paid or the date of the conversion, as applicable. Unless otherwise elected by a director, a director’s phantom stock units, account credits and measurement fund credits are payable on the earlier of the January 1st coincident with or next following the director’s termination of service from the Board, or a change in control of the Company, as defined by the program. Phantom stock units are payable in an equal number of shares of our common stock; provided that we may elect to instead settle a director’s phantom stock units by paying the director cash in an amount equal to the value of such shares of common stock. Account credits and measurement fund credits are payable in cash. Under the program, each director is entitled to receive dividend equivalents that are paid currently on the director’s phantom stock units, unless the director elected to defer payment of such dividend equivalents and have them concurrently reinvested into additional phantom stock units.

Executive Officers

The following sets forth biographical information regarding our executive officers who are not also directors.

Matthew J. DiLiberto	Chief Financial Officer
Age: 44 Executive Officer Since: January 2015

Matthew J. DiLiberto joined the Company in September 2004 and currently serves as the Company’s Chief Financial Officer overseeing the finance, accounting, tax, investor relations and corporate capital markets functions of the organization. Mr. DiLiberto previously served as the Company’s Chief Accounting Officer & Treasurer from 2007 to 2014. From June 2000 to September 2004, Mr. DiLiberto was with Roseland, New Jersey-based Chelsea Property Group, now a division of Simon Property Group, a REIT focused on the development and ownership of premium outlet centers, where he was a Controller and Director of Information Management. From August 1998 to June 2000, Mr. DiLiberto worked at New York-based Vornado Realty Trust, a diversified REIT with ownership interests in office, retail, and other property types, where he worked as a Senior Financial Analyst focusing on accounting and controls as well as the preparation of high level management reports and SEC filings. Prior to joining Vornado Realty Trust, Mr. DiLiberto worked as a Business Assurance Associate at Coopers and Lybrand, LLP (now PricewaterhouseCoopers LLP). Mr. DiLiberto currently serves on the National Association of Real Estate Investment Trust’s Best Financial Practices Council and is a member of the Board of Directors of the FDNY Foundation. Mr. DiLiberto received a B.S. degree in Accounting from The University of Scranton.

Andrew S. Levine	Chief Legal Officer and General Counsel
Age: 60 Executive Officer Since: April 2007

Andrew S. Levine has served as our Chief Legal Officer and General Counsel since April 2007 and as our General Counsel, Executive Vice President and Secretary since November 2000. Prior to joining the Company, Mr. Levine was a partner in the REIT and Real Estate Transactions and Business groups at the law firm of Pryor, Cashman, Sherman & Flynn, LLP. Prior to joining Pryor, Cashman, Sherman & Flynn, LLP, Mr. Levine was a partner at the law firm of Dreyer & Traub. Mr. Levine received a B.A. degree from the University of Vermont and a J.D. degree from Rutgers School of Law, where Mr. Levine was an Editor of the Law Review. He currently serves as a member of the Advisory Board of Rutgers Center for Corporate Law and Governance.

26   SL Green Realty Corp.

EXECUTIVE COMPENSATION

Proposal 2: Advisory Vote on the Compensation of our Named Executive Officers

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

At our 2017 annual stockholder meeting, our stockholders advised on a non-binding basis, by an affirmative vote of a majority of all votes cast, that the Company should hold non-binding advisory votes on executive compensation on an annual basis. On June 1, 2017, the Board determined that it will include future advisory votes on the compensation of our named executive officers in the Company’s annual meeting proxy materials every year until the next advisory vote on the frequency of stockholder votes on executive compensation, which will occur no later than the Company’s annual meeting of stockholders in 2023.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board unanimously recommends a vote “FOR” the above resolution regarding the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables in this Proxy Statement.

The affirmative vote of a majority of all the votes cast with respect to this proposal will be required to approve this proposal.

The results of this advisory vote are not binding on the Compensation Committee, the Company or the Board. Nevertheless, we value input from our stockholders and will consider carefully the results of this vote when making future decisions concerning executive compensation.

Compensation Committee Report

The Compensation Committee of the Board of Directors of SL Green Realty Corp. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this annual proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by our Compensation Committee
Lauren B. Dillard (Chair)
John H. Alschuler
Edwin T. Burton, III
John S. Levy

2019 Proxy Statement   27

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our proxy statement discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative and quantitative information regarding the manner and context in which compensation is awarded to, and earned by, our named executive officers and places in perspective the data presented in the tables and narrative that follow.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during our 2018 fiscal year, as well as the other individuals included in the “Summary Compensation Table” are referred to as the “named executive officers” or our “executives.”

Executive Summary

Business Overview

Our Mission

We are a fully integrated REIT focused on maximizing total return to stockholders through strategically acquiring, redeveloping, repositioning and managing commercial properties, located primarily in Manhattan, in order to generate cash flow and create value.

Who We Are	$1.8 Billion in Combined Revenues	#1 Owner of Office Property in Manhattan	48.3 Million Total Square Feet	$16.9 Billion Enterprise Value

We are differentiated from our peers and competitors in three key ways described below:

Active and Engaged Business Strategy
●	SLG does not subscribe to a traditional “buy and hold” strategy and is a very active transaction-oriented company
●	In any given year, we execute more transactions than many of our competitors do over a much longer, multi-year period
●	Accordingly, we frequently capitalize on opportunities in the market, maximizing returns
Operations on Multiple Platforms
●	Buy and sell properties independently and collaborate with other organizations through joint ventures when advantageous
●	Invest in redeveloping existing assets (e.g. 609 Fifth Avenue) and developing projects from the ground up (e.g. One Vanderbilt)
●	Provide financing for other real estate related entities through our debt and preferred equity platform – a unique business that we operate at a scale unmatched by our peers and that provides us a diversified source of revenue and market intelligence
NYC-Focused Business Model
●	Singularly focused on New York City real estate – one of the most liquid and resilient markets through business cycles, and also one of the most complex and competitive
●	Presence and operations in this complex and highly competitive market necessitate a top level of talent in our executive ranks
●	Our leadership team allows us to be very efficient, with an employee base much smaller than other fully-integrated “gateway city” real estate companies that transact far less business than SLG

28   SL Green Realty Corp.

EXECUTIVE COMPENSATION

ESG Excellence

We are committed to corporate social responsibility initiatives that deliver efficiency, value and health for our business, tenants and community. Evidence of our commitment to these initiatives includes the following:

●	Bloomberg ESG Disclosure score is the highest score for all companies in the REITs-Office Property sector
●	Thomson Reuters ESG score of “A-”
●	ENERGY STAR Partner of the Year – Sustained Excellence (2018, 2019)
●	Achieved a “B” Carbon Disclosure Project score as a first-time reporter (2018)
●	Awarded the “Changemaker Award” by the NYC Mayor’s Office of Service in recognition of SL Green’s volunteerism and philanthropic efforts (2018)
●	Real Estate Finance & Investment’s “Most Sustainable REIT” (2017, 2018)

Our GRI compliant sustainability reports and other information relating to our ESG initiatives are available on our website at http://www.slgreen.com/sustainability.

Long-Term Stockholder Value Creation

We have demonstrated strong operational and financial performance since our IPO and have created tremendous value for our stockholders over the long-term as we’ve positioned the Company for sustainable success.

Normalized FFO Per Share(1)
2018 Strategic, Financial and Operational Achievements
●$3.3B of Strategic Asset Sales Generated $1.5B of Net Proceeds That Funded Opportunistic Stock Repurchases
●Leased Approximately 2.3 Million Square Feet of Office Space in Manhattan at an 6.5% Mark-to-Market
●Achieved 52% Pre-Leasing at One Vanderbilt
●Unencumbered $1.25B of Assets and Issued $350M of Unsecured Bonds

(1)	Refer to Appendix A to this proxy statement for a reconciliation of Normalized FFO.

Our superior long-term total return to stockholders demonstrates the enduring strength of our company and the talent of our executive team.

10-Year Indexed Returns: SLG TSR % vs. MSCI U.S. REIT Index Total Return

Source: Bloomberg (data as of 12/31/2008 – 12/31/2018)

2019 Proxy Statement   29

EXECUTIVE COMPENSATION

2018 Executive Compensation

Majority of Pay is at Risk

CEO Pay Mix	Other NEO Pay Mix

2018 Pay Outcome for CEO

The following table reflects total annual direct compensation, and differs slightly from Summary Compensation Table figures because of timing differences, mainly related to the annual equity bonus.

Element of Compensation	2017	2018	% Change
Base Salary	$1,350,000	$1,250,000	-7.4%
Deferred Compensation	$750,000	$750,000	—
Formulaic Annual Cash Bonus	$1,937,250	$2,746,491	41.8%
Annual Equity Bonus(1)	$4,512,750	$4,003,509	-11.3%
Performance-based LTIP Units Granted under Employment Agreement	$6,873,737	$7,336,210	6.7%
Total	$15,423,737	$16,086,210	4.3%

(1)	Annual equity bonuses are paid in the year following the year of performance, and because they are made in equity are shown in the Summary Compensation Table for the year of grant. In the table above, they are shown for the year they were earned.

Grants of Class O LTIP units, which are intended to be similar to stock options from an economic perspective, are excluded from the table above as they only have value to the extent of appreciation in the value of our assets on a per share basis following the grant date. No grants of Class O LTIP Units were made to our Chief Executive Officer in 2018.

Majority of 2018 CEO Compensation is Deferred and Paid in Equity

Compensation Realized Immediately / Paid in Cash		Deferred Compensation / Paid in Equity
●Base Salary ●Cash Bonus	24.9%	●Deferred Compensation Contributions ●Equity Bonus ●Employment Agreement Equity Awards	75.1%

Other NEOs have similar weightings of cash and equity compensation.

30   SL Green Realty Corp.

EXECUTIVE COMPENSATION

Stockholder Engagement and Responsiveness – Significant Changes for 2019

Our Compensation Committee continued its robust stockholder engagement program in 2018 and 2019, as it has for the past several years, to solicit stockholder perspectives on our executive compensation programs. As part of this engagement program, since the 2018 annual meeting of stockholders, we contacted stockholders accounting for over 70% of our shares outstanding. All of these discussions were led by the chair of our Compensation Committee, or the Committee.

The feedback we received in these meetings was shared with the Committee and the entire Board, as applicable. The Committee carefully considered this feedback and implemented changes to our executive compensation program that are responsive to the views that we heard.

The table below details stockholders’ feedback and the actions the Committee took to address investors’ perspectives on our executive compensation program. These changes – including the materially re-designed compensation for our Chief Executive Officer, President and Chief Legal Officer and General Counsel as governed by their employment agreements – reflect our ongoing commitment to stockholder engagement and responsiveness. With these changes, the Committee has significantly simplified the structure of our compensation program, by reducing the overall components of compensation from seven to four and enhancing the transparency of our compensation program so that stockholders can better recognize how they link pay with performance.

Element	Stockholder Feedback (“What We Heard”)	Action (“What We Did”)	Executive	Effective	Impact
Fixed Pay	●Base salary and deferred compensation provide overlapping fixed pay elements	●Reduced base salary	CEO - Holliday	Retroactive to 1/18/2018	●Reduces fixed pay ●Reduces target cash bonus
		●Eliminated deferred compensation	CEO - Holliday President - Mathias	2019 onward	●Eliminates multiple fixed pay elements
Annual Incentive	●Annual incentive should focus on metrics within executives’ control	●Eliminated TSR, added G&A expense, increased weighting of dividend growth metric	CEO - Holliday President - Mathias	2018 onward	●Strengthens link to operational metrics
	●Discretionary annual equity bonus process not clear	●Eliminated discretionary equity bonus	CEO - Holliday President - Mathias	2019 onward	●Eliminates discretion, improves transparency into total compensation
Long-Term Incentive	●Retesting feature allows for multiple vesting opportunities	●Eliminated retesting	CEO - Holliday President - Mathias CLO & GC - Levine	2019 onward	●Strengthens rigor of performance-based equity
	●Performance period for performance units should be longer than one year	●50% LTIP units earned based on annual operating goals, subject to 3 year absolute TSR ●50% LTIP units earned based on 3-year relative TSR	CEO - Holliday President - Mathias CLO & GC - Levine	2019 onward	●Strengthens pay-for-performance link ●Improves long-term alignment of executives’ interests
	●Contracts guarantee equity grants on multi-year basis	●New contracts replace contractual guarantees with target equity grants	CEO - Holliday President - Mathias CLO & GC - Levine	2019 onward	●Eliminates contractual guarantees
Overall	●Compensation program is complicated	●Reduced elements of compensation from 7 to 4	CEO - Holliday President - Mathias	2019 onward	●Improves transparency to assess pay-for-performance linkage
	●Reduce Executive Chairman compensation	●Stephen L. Green transition to Chairman Emeritus; no longer employee of the Company	Stephen L. Green	Jan 17, 2019	●No longer compensated as executive of company

2019 Proxy Statement   31

EXECUTIVE COMPENSATION

Components of Compensation for CEO and President – Effective in 2019

Beginning in January 2019 – when our Chief Executive Officer’s and our President’s new employment agreements became effective – their compensation was simplified with enhanced transparency and improved long-term orientation.

	Pay Element	Key Changes / Characteristics
Fixed	Base Salary	●Only fixed component of compensation awarded to our CEO and President
Annual Incentives	Annual Cash Bonus	●100% formulaic based on specific performance criteria and weightings that link to our strategy; criteria and weightings were revised in 2018
Long-Term Incentives	Performance-Based LTIP Units (approximately 63% of total)
●50% based on performance against annual operating goals (Manhattan same store occupancy, Manhattan leasing volume, debt to EBITDA and FAD) determined by the Committee, subject to modifier measured on absolute TSR over three-year performance period
●50% based on relative TSR over three-year performance period

Time-Based Equity Award (approximately 37% of total)
●Annual target amount disclosed in connection with new contracts
●Adjustments to target amount to be determined by the Committee, based on the short-term and long-term performance of our Company and the executive; subject to three-year ratable vesting and a no-sell restriction for three years after grant date

Similar changes were incorporated into the structure of our Chief Legal Officer and General Counsel’s new employment agreement also effective in 2019. We intend to align our Chief Financial Officer’s next employment agreement with the revised structure upon expiration of his current employment agreement, including elimination of retesting periods for earning performance-based LTIP units.

The following charts illustrate the target compensation of our Chief Executive Officer, President and Chief Legal Officer and General Counsel effective in 2019.

CEO Target Compensation	Pres/CLO Target Compensation

Our Executive Compensation Philosophy

We adopted an executive compensation philosophy that rewards the achievement of annual and long-term goals of both the Company and individual executives, while achieving the following objectives:

●	providing performance-based incentives that create a strong alignment of management and stockholder interests
●	attracting and retain top talent in a market that is highly competitive for New York City commercial real estate management
●	motivating our executives to achieve, and reward them for achieving, superior performance
●	achieving an appropriate balance between risk and reward in our compensation programs that does not create incentives for unnecessary or excessive risk taking
●	fostering the dedication required to succeed against our competitors, while maintaining low overall general and administrative expense

32   SL Green Realty Corp.

EXECUTIVE COMPENSATION

In order to reach these goals, the Committee, in consultation with our Chief Executive Officer and the Committee’s independent compensation consultant, adopted executive compensation practices that promote a pay-for-performance philosophy. Our primary business objective, of maximizing TSR through growth in FFO while seeking appreciation in the value of our investment properties, demands a long-term focus. Therefore, on both a current and historical basis, our executive compensation programs are based heavily on the achievement of both annual and multi-year performance measures.

Competitive Market for Talent

In the market for talent and compensation, SLG is most comparable to real estate companies, as well as other complex financial services-related industries. We evaluate our compensation in the same way: as a “fee, expense or load.” To that end, we evaluate our compensation as a function of our total assets and revenue – fundamental performance metrics that industry analysts use to measure efficiency and the effectiveness of management teams.

As a REIT focused specifically on real estate in New York City – a high cost and complex market – we compete with companies, both public and private, for a small number of talented executives. Among the top 15 New York City real estate companies – in terms of Manhattan office-space ownership – only six of those companies, including SL Green, are public. Many of our competitors are private companies and are not required to publicly disclose their compensation arrangements.

Given the unique nature of our company – manifested by three primary characteristics: Active and Engaged Business Strategy, Operations on Multiple Platforms, and NYC-Focused Business Model – the Compensation Committee is continuously evaluating our executive compensation program to ensure that it aligns with our current business priorities and external market factors.

Compensation Practices

We believe that our executive compensation programs provide appropriate performance-based incentives to attract and retain leadership talent in the highly competitive New York City real estate market, to align management and stockholder interests and to continue to drive our long-term track record of superior return to stockholders. The following are key features of our executive compensation programs, reflecting changes we have adopted following our extensive stockholder outreach:

WHAT WE DO
✓	Pay for performance and create alignment with stockholders
✓	Include robust hurdles in our incentive plans
✓	Pay a majority of total compensation for our CEO and named executive officers in equity
✓	Follow robust equity ownership guidelines for our directors and named executive officers
✓	Impose a clawback policy with respect to incentive payments
✓	Require a double trigger for cash severance and accelerated vesting in connection with a change in control

WHAT WE DON’T DO
✕	No dividends or distributions paid on unearned equity awards subject to performance-based vesting
✕	No excise tax gross-up provisions
✕	No repricing of stock options
✕	No single trigger cash severance or accelerated vesting in connection with a change in control
✕	Don’t allow directors or officers to hedge our securities

2019 Proxy Statement   33

EXECUTIVE COMPENSATION

Our 2018 Executive Compensation Program

Our named executive officers’ compensation in 2018, which has been simplified and changed for 2019, had three primary components:

●	annual base salary and deferred compensation
●	annual incentive awards, which include cash and equity bonuses
●	long-term equity incentive awards

Variable pay constitutes the vast majority of our executives’ compensation, which allows the Committee to reward superior performance, while the substantial long-term equity incentive portions of our compensation programs serve to align the interests of our named executive officers with our stockholders.

	Pay Element	Key Characteristics	Changes for 2019 Employment Agreements
Fixed	Base Salary	●Reflects the scope of each executive officer’s duties and responsibilities taking into account the competitive market compensation paid by other companies for similar positions	●Decreased base salary by $100,000 for our CEO
	Deferred Compensation	●Delivered as stock units to our top three named executive officers; subject to one year vesting; delivered at the termination of employment; encourages retention of key executives	●Removed in 2019
Annual Incentives	Annual Cash Bonus	●100% formulaic payout for our top three named executives, based on specific performance criteria linked to our strategy	●No change
	Annual Equity Bonus	●Equity award determined by the Committee, based on the short-term and long-term performance of our Company and the executive; subject to a no-sell restriction until three years after grant date	●Removed; all equity now granted under the long-term incentive element of compensation
Long-Term Incentives	Contract Equity Awards
●Long-term equity incentives granted in connection with new or extended employment agreements; includes performance-based LTIP units and time-based LTIP units. Previously included stock options or Class O LTIP units

●Removed; long-term incentives now include a target performance-based equity award that can be earned based on operational measures with an absolute TSR modifier and relative TSR (with no “retesting” feature) and a target time-based equity award

	Outperformance Plan (OPP) Awards	●Multi-year equity awards that are subject to challenging performance-based hurdles

2018 Pay Outcomes

Annual Base Salary

Base salaries are established at levels intended to reflect the scope of each executive’s duties and responsibilities and further take into account the competitive market compensation paid by other companies for similar positions. Since such salaries are not based on performance, they are intentionally structured to be a relatively low percentage of total compensation.

34   SL Green Realty Corp.

EXECUTIVE COMPENSATION

The following sets forth the annual base salaries for our named executive officers for 2017 and 2018. In connection with entry into his new employment agreement effective starting in 2019, Mr. Holliday consented to a reduction of the aggregate per annum minimum base salary payable pursuant to Mr. Holliday’s then-current employment agreement, from $1.35 million to $1.25 million, effective for calendar year 2018, retroactive to January 18, 2018.

Executive	2017 Base Salary	2018 Base Salary	% Change
Marc Holliday	$1,350,000	$1,250,000	-7.4%
Stephen L. Green	$750,000	$750,000	—
Andrew Mathias	$800,000	$900,000	12.5%
Matthew J. DiLiberto	$500,000	$550,000	10%
Andrew S. Levine	$550,000	$550,000	—

Eliminated in 2019

In addition to base salary, each of Messrs. Holliday, Green and Mathias also received a contribution of deferred notional stock units that are subject to vesting based on continued employment during a one-year period following the contribution and are only paid upon termination of employment or a change in control. The executives will not receive this deferred compensation until the termination of their employment or a change in control.

The amount of deferred compensation that each of Messrs. Holliday, Green and Mathias received for 2018 was equal to the base amount provided for under the executive’s employment agreement and associated deferred compensation agreement that were in effect for 2018. The following table sets forth the deferred compensation grants made to our executives in 2018.

Executive	Deferred Compensation Amount	Notional Stock Units(1)
Marc Holliday	$750,000	7,692
Stephen L. Green	$150,000	1,482
Andrew Mathias	$550,000	5,436

(1)	Deferred compensation contributions were converted into notional stock units based on the market price of our common stock on the date of the contribution.

Under our new employment agreements with our executives and as part of our simplified executive compensation program, we will no longer make deferred compensation contributions on behalf of our executives. Outstanding stock units previously granted will remain outstanding.

Annual Incentive Awards

We pay annual incentive awards in the form of annual cash and equity bonuses to reward our named executive officers for achieving key corporate financial and operational objectives and individual goals. In 2018, the entire amount of the annual cash bonuses paid to our top three named executive officers was determined pursuant to this annual cash bonus program, which is described in more detail below.

Annual Cash Bonus Program (Top Three Named Executive Officers)

As noted above, the annual cash bonuses paid to our top three named executive officers for 2018 were determined pursuant to our annual cash bonus program. Under this program, the Committee established specific threshold, target and maximum cash bonus amounts that each of our top three named executive officers could earn for 2018 and established specific performance criteria that were to be used in a formulaic manner to determine 100% of each of these executives’ cash bonuses. For 2018, each of Messrs. Holliday, Green and Mathias were eligible to earn the following percentages of his base salary (with linear interpolation used to determine the percentage earned for performance that falls between threshold, target and/or maximum):

Executive	Threshold	Target	Maximum
Marc Holliday	100%	200%	300%
Stephen L. Green	100%	175%	250%
Andrew Mathias	100%	175%	250%

2019 Proxy Statement   35

EXECUTIVE COMPENSATION

One hundred percent of each executive’s annual cash bonus was determined in a formulaic manner based on the level of our achievement of a number of performance criteria as compared to the level established in advance by the Committee. The following sets forth the specific performance criteria selected for 2018, the relative weighting of each, the threshold, target and maximum performance levels established by the Committee in advance for each, and our actual 2018 results for each.

Performance criteria	2018 Weighting Levels	Threshold	Target	Maximum	2018 Actual Performance
Normalized FFO per share(1)	30.0%	$6.60	$6.70	$6.80	$6.78
Annual same-store cash NOI growth(2)	30.0%	4.5%	5.5%	6.5%	4.5%
Dividend growth	30.0%	3.0%	4.0%	5.0%	4.8%
G&A expense (in millions)	10.0%	$97.75	$94.90	$92.05	$92.63

(1)	Refer to Appendix A for a reconciliation.
(2)	Excludes lease termination income. Refer to Appendix A for a reconciliation.

These performance criteria were chosen by the Committee because they are key drivers of stockholder value creation:

●	FFO per share: is a widely-used non-GAAP measure of earnings performance for REITs, used both by investors and our management, and a key financial measure for which we provide guidance.
●

Annual same-store cash NOI growth: cash NOI is a key metric used to evaluate the operating performance of our properties. Same-store cash NOI is used to evaluate the operating performance of the properties owned by us in a similar manner in both reporting periods (year over year).

●	Dividend growth: represents a key measure of the income we return to stockholders each year.
●	G&A expense: represents corporate overhead and is a key metric impacting the overall value of the Company.

For 2018, the threshold level goals established for normalized FFO per share and annual same-store cash NOI growth significantly exceeded 2017 maximum level goals, which demonstrates the rigor of our formulaic annual cash bonus program. Our 2018 dividend growth goals were the same as 2017. General and administrative expense was a new category for 2018. The following table reflects the 2018 cash bonuses awarded to Messrs. Holliday, Green and Mathias pursuant to our annual cash bonus program, presented based on the percentages of each executive’s target bonus:

Executive	Target Cash Bonus ($)	Actual Cash Bonus (% of Target)(1)	Actual Cash Bonus ($)
Marc Holliday	$2,500,000	109.86%	$2,746,491
Stephen L. Green(2)	$1,312,500	108.45%	$1,423,420
Andrew Mathias(2)	$1,575,000	108.45%	$1,708,105

(1)	Consistent with the timing of prior years’ annual cash bonus determinations, payouts and determinations under the annual cash bonus program were made in December 2018 based on a combination of actual results through that point in time and estimates of full year results.
(2)	The Compensation Committee approved in advance that executives may elect to receive some or all of their 2018 cash bonus LTIP units. Mr. Green elected to receive 55% of his 2018 cash bonus in LTIP units, and accordingly, Mr. Green was granted 9,862 LTIP units in January 2019. Mr. Mathias elected to receive 100% of his 2018 cash bonus in LTIP units, and accordingly, Mr. Mathias was granted 21,224 LTIP units in December 2018.

Equity Bonuses (Top Three Named Executive Officers) Eliminated in 2019

In 2018, we also maintained an equity bonus program for our top three named executive officers, which provides annual bonuses that are determined by the Committee based on the short-term and long-term performance of our Company and the executive, the Committee’s view of appropriate annual incentive awards in light of the executive’s historical compensation, skill, experience and position, competitive market factors and such other factors as are determined appropriate by the Committee.

In making these awards for 2018, the Committee sought to find a balance between:

●	acknowledging the significant operational achievements attained during the year, as highlighted below;
●

ensuring that annual incentive award and total compensation amounts were in line with the prevailing market levels and addressed recruitment and retention needs in the competitive New York City commercial real estate markets where we actively compete for business opportunities and executive talent, including some companies and firms that are not publicly-traded;

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●

continuing to ensure our compensation programs create alignment of management and stockholder interests by appropriately rewarding our named executive officers for the attainment of performance achievements that drive long-term value creation; and

●	rewarding our continued superior long-term TSR performance as balanced against our disappointing short-term TSR performance.

The Committee’s decisions regarding the amount of the equity bonuses to be paid also took into account our performance as compared to specific company goals and objectives for 2018 that were presented at our investor day conference in December 2017, which are set forth below:

2018 Goals and Objectives	2018 Results
1,600,000 square feet of Manhattan offices leases	Achieved: 2.3 million sq. ft. signed
96% or greater same-store Manhattan portfolio leased occupancy	Achieved: 96%
6-9% mark-to-market on signed Manhattan office leases	Achieved: 6.5%
6% growth in same-store cash NOI excluding lease termination income	4.5%
Unencumber $300 million of assets	Achieved: $1.25 billion
$250 million of office property acquisitions	Achieved: $313 million
$500 million of office property dispositions	Achieved: $1.3 billion
Dispose of more than $100 million of suburban assets	Achieved: $193 million
Issue $300 million index eligible unsecured bonds	Achieved: $350 million
Acquire JV partner for 2 Herald Square	Achieved: Closed JV
$500 million of share repurchases	Achieved: $982 million
Keep debt and preferred equity balance flat	$2.1 billion
$200 million debt and preferred equity investment income	Achieved: $211 million
Complete installation of structural steel to the 39th floor of One Vanderbilt	Achieved: 48th floor
Raise $200 million EB-5 financing	Achieved: $250 million loan upsize
Lease 37% of One Vanderbilt	Achieved: 52%
Obtain construction financing for 185 Broadway	Achieved: $225 million
Achieve 7.0x or better net debt to EBITDA (per Fitch)	Achieved
Rating agency outlook upgrade	Not achieved
TSR greater than 10%	-18.8%
TSR in excess of MSCI US REIT Index by 250 basis points	Not achieved

The differences in compensation awarded to our named executive officers are generally a function of the executive’s position and authority, as well as the competitive landscape for executives in similar positions. The table below sets forth the annual equity bonus awards that were granted to each of Messrs. Holliday, Green and Mathias for 2017 and 2018, as approved by the Committee:

Executive	2017 Equity Bonus	2018 Equity Bonus	% Change
Marc Holliday	$4,512,750	$4,003,509	-11.3%
Stephen L. Green	$411,563	$—	-100%
Andrew Mathias	$3,599,000	$3,091,895	-14.1%
Total	$8,523,313	$7,095,404	-16.8%

The amounts of the equity bonus awards for our executives in 2018 as compared to 2017 were primarily determined based on our strong operational achievements, as balanced against our disappointing short-term TSR performance in 2018. Additionally, reflecting Mr. Green’s evolving role, we did not pay an equity bonus award to our Executive Chairman for 2018. The 2018 equity bonuses listed above were paid in early 2019 in the form of LTIP units that vested upon grant, but remain subject to a no-sell restriction until three years after their grant date. Our named executive officers received the following number of LTIP units for these equity bonuses: Mr. Holliday—50,435; and Mr. Mathias—38,951.

In response to stockholder feedback, we eliminated this discretionary equity bonus program for Messrs. Holliday and Mathias beginning in 2019.

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EXECUTIVE COMPENSATION

Bonuses to Other Executives

Consistent with our historical practice, annual bonuses for Messrs. DiLiberto and Levine were determined by the Committee in its discretion in substantially the same manner as the equity bonuses for our top three named executive officers. The table below sets forth the annual bonus awards that were granted to Messrs. DiLiberto and Levine for 2017 and 2018, as approved by the Committee:

Executive	2017 Bonus	2018 Bonus	% Change
Matthew J. DiLiberto	$1,900,000	$2,000,000	5.3%
Andrew S. Levine	$1,275,000	$1,350,000	5.9%

Similar to the annual equity bonus awards that were granted to our top three named executive officers, these annual bonuses for Messrs. DiLiberto and Levine reflected our significant operational achievements for 2018, our continued superior long-term TSR performance and their roles at our company, as balanced against our disappointing short-term TSR performance for 2018. These 2018 bonuses were paid to Messrs. DiLiberto and Levine in the form of cash and LTIP units granted in early 2019 that were vested upon grant, but remain subject to no-sell restriction until three years after their grant date. Mr. DiLiberto received $1,600,000 in cash and 5,039 LTIP units and Mr. Levine received 17,007 LTIP units.

Long-Term Equity Incentive Awards

For 2018, long-term equity incentives were provided to our named executive officers through the grant of performance-based LTIP units and time-based LTIP units in connection with new or extended employment agreements. The majority of these awards included performance-based vesting hurdles that must be met in order for recipients to earn them. The grant of equity awards links a named executive officer’s compensation and net worth directly to the performance of our stock price as well as the achievement of other performance-based vesting hurdles in some cases. We believe encourages our named executive officers to make decisions with an ownership mentality and provides alignment of interest with our stockholders. The Committee has made long-term equity incentive awards a central part of our executive compensation program due to these features.

2018 Employment Agreement Awards Eliminated in 2019

Our employment agreements with Messrs. Holliday, Mathias and DiLiberto provided for the grants of LTIP units that were made in 2018, as noted in the table below.

The table below indicates equity awards grants made in accordance with the terms of the employments agreements that were in effect with the executives during 2018 and summarizes the terms and grant dates of the long-term equity incentive awards made, to our named executive officers pursuant to these employment agreements during 2018.

	Performance-based LTIP units			Time-based LTIP units
Executive	# of Units		Grant Value	# of Units		Grant Value
Marc Holiday	61,584	(1)	$4,850,525	—		—
Andrew Mathias	—		$—	56,000	(2)	$4,544,372
Matthew J. DiLiberto	15,000	(3)	$1,471,050	15,000	(4)	$1,360,721

(1)	This grant of LTIP units was subject to the achievement of performance-based vesting hurdles, with 50-100% of the LTIP units vesting based on the achievement of either annual FFO growth or TSR of 5-8% per year or TSR in the top 50-35% of the MSCI US REIT Index, respectively, during 2017 (or on a cumulative basis from 2016 through the end of 2017 or a subsequent quarter during the term of Mr. Holliday’s employment agreement). None of these LTIP units would have vested if threshold performance had not been achieved. Vesting was also subject to Mr. Holliday’s continued employment through January 17, 2018. Performance-based vesting was achieved at 100% based on performance through the end of 2018. These LTIP units remain subject to a restriction on transfer until the earlier of two years after vesting, termination of employment or a change in control.

(2)	This grant of LTIP units was subject to vesting based on continued employment through December 31, 2018.

(3)	This grant of LTIP units was subject to the achievement of performance-based vesting hurdles over three years. One-third of the LTIP units were initially eligible to be earned in each of 2019, 2020 and 2021, with 50-100% of such LTIP units earned upon the achievement of either annual FFO growth of 2.5-5.0% per year or TSR in the top 66.7-33.3% of the MSCI US REIT Index, respectively, during the prior year (or on a cumulative basis from 2018 through the end of such year or a subsequent quarter during the term of Mr. DiLiberto’s employment agreement). None of these LTIP units will vest if threshold performance is not achieved. Vesting is also subject to Mr. DiLiberto’s continued employment through January 1st of the year following the year in which the performance-based vesting hurdles are achieved.

(4)	This grant of LTIP units was subject to vesting in equal installments on each of January 1, 2019, January 1, 2020 and January 1, 2021, subject to continued employment through such dates.

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2019 Long-Term Equity Incentive Awards

As mentioned above, in response to feedback that we received during stockholder engagements meetings, we significantly restructured our long-term equity incentive award program for our named executive officers. Beginning in 2019, we have made the following changes to our long-term equity incentive award program for our named executive officers:

●	Simplified the structure of long-term equity awards, to include annual performance-based LTIP units and time-based LTIP units;
●	Eliminated stock option grants;
●	Eliminated employment agreement awards with fixed terms;
●	Eliminated performance-based awards with multiple alternative performance goals;
●	Included multi-year performance criteria in all performance-based awards; and
●	Replaced periodic outperformance plan awards with more regular annual performance-based LTIP units.

As a result, beginning in 2019, our long-term equity incentive award program will consist solely of annual grants of performance-based equity awards and time-based equity awards that vest over a multi-year period based on continued service as described in more detail below. The target amounts of performance-based equity awards and time-based equity awards for each of Messrs. Holliday and Mathias for 2019 are set forth below:

	Target Equity Award Amounts
Executive	Performance-Based	Time-Based	Total
Marc Holliday	$7,500,000	$4,500,000	$12,000,000
Andrew Mathias	$6,000,000	$3,500,000	$9,500,000

The target amounts of the performance-based and time-based equity awards for Messrs. Holliday and Mathias reflect amounts agreed to in each executive’s employment agreement. The target value of the performance-based equity awards for each of Messrs. Holliday and Mathias is more than 60% of the total annual target value of each executive’s long-term equity incentive awards.

Performance-Based Equity Awards

We plan to make annual awards of performance-based LTIP units to each of our named executive officers, 50% of which may be earned based on our relative TSR performance over a three-year period and 50% of which may be earned based on achievement of specified operating performance criteria over a one-year period, with a further modifier based on absolute TSR over a three-year period. The specific performance-based hurdles will be determined each year by the Committee in its discretion, except that for 2019, we agreed with Messrs. Holliday and Mathias in each of their employment agreements that the relative TSR performance hurdles will range from the 33rd percentile (at threshold) to the 67th percentile (at maximum) of companies included in the SNL Office Index and the absolute TSR modifiers will range from 3.5% per year (at threshold) to 7.5% (at maximum). The Committee will establish threshold, target and maximum performance hurdles pursuant to which 50%, 100% and 225% of the target number of LTIP units may be earned, with linear interpolation for earning between levels. For the portion of the performance-based LTIP units that may be earned based on operating performance criteria, between 50% - 200% may be preliminarily earned based on achievement of the operating performance criteria over a one-year period. The final amount earned may then be increased or decreased by up to 12.5% of the amount preliminarily earned based on absolute TSR performance over a three-year period. None of the performance-based LTIP units will be earned if the threshold relative TSR performance criteria and operating performance criteria are not met. Vesting of the awards will also be subject to continued employment through the end of the performance period, subject to acceleration in certain circumstances.

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EXECUTIVE COMPENSATION

The following set forth the structure of the performance-based LTIP units granted to our named executive officers in 2019:

Relative TSR Component (50% of Total Award)
Level	Percentage of Target Amount Earned	Relative TSR (Three Years)
Threshold	50%	33rd percentile of SNL Office Index Companies
Target	100%	50th percentile of SNL Office Index Companies
Maximum	225%	67th percentile of SNL Office Index Companies

Operational Performance Component (50% of Total Award)
Operational Performance Goals (One Year)
Level	Percentage of Target Amount Earned	Operational Performance Goals (weighting)
Threshold	50%	●Funds Available for Distribution (25%) ●Debt/EBITDA Ratio (25%) ●Manhattan Office Same Store Leased Occupancy (25%) ●Manhattan Office Leasing Volume (25%)
Target	100%
Maximum	200%

Absolute TSR Modifier (Three Years) (Only Modifies Operational Performance Component)
Level	Adjustment to Percentage Earned	Absolute TSR Per Year
Threshold	-12.5%	3.5% or less
Target	—	5.5%
Maximum	+12.5%	7.5% or more

Time-Based Equity Awards

We also plan to make annual awards of LTIP units to each of our named executive officers that will be subject to vesting over three years, with one-third of each award vesting on January 1st of each of the first three years following the grant of each award. The annual value of each executive’s equity award will be determined by the Committee based on its evaluation of prior year performance; provided that, pursuant to the employment agreements we recently entered into with our executives, the amounts awarded for target performance will not be less than the following: Mr. Holliday - $4,500,000; Mr. Mathias - $3,500,000 and Mr. Levine - $1,300,000. Pursuant to this program, Mr. Levine received an annual award of LTIP units in January 2019 with a value of $1,300,000 based on his 2018 performance. The total number of LTIP units granted to Mr. Levine equaled 15,976, with one-third schedule to vest on each of January 1, 2020, 2021 and 2022, subject to continued employment through each date.

Mr. DiLiberto’s current employment agreement was entered into before the Committee implemented these changes to our long-term equity incentive award program. Given that Mr. DiLiberto received a long-term equity award in connection with the signing of this agreement, Mr. DiLiberto will not begin participating in this aspect of our long-term equity incentive award program until after the term of his current employment agreement has expired.

Other Compensation Policies and Information

How We Determine Executive Compensation

The Compensation Committee determines compensation for our named executive officers and is comprised of four of our independent directors, Lauren B. Dillard (Chair), John H. Alschuler, Edwin T. Burton, III and John S. Levy.

Consideration of Say-on-Pay Vote

The Committee considered the results of our 2018 advisory vote on executive compensation and the feedback received through our extensive stockholders engagement program in its decisions for 2018 compensation and its decision to significantly restructure our executive compensation programs beginning in 2019. The significant increase in the votes cast for our 2018 advisory vote on executive compensation from 2017 was viewed by the Committee as an indication of our stockholders’ support for the significant changes made to our executive compensation programs beginning in 2019.

Independent Compensation Consultant/Compensation Process

The Committee retained Gressle & McGinley LLC as its independent outside compensation consulting firm and engaged Gressle & McGinley LLC to provide the Committee with relevant data concerning the marketplace, our peer group and its own independent analysis and recommendations concerning executive compensation. Gressle & McGinley LLC regularly participates in Compensation Committee meetings. Gressle & McGinley LLC does not provide any additional services to the Committee and does not provide any services to the Company other than to the Committee. Its sole role is as an

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independent consulting firm to advise the Committee with respect to the compensation of our named executive officers. The ultimate determination of total compensation and the elements that comprise that total compensation is made solely by the Committee.

With respect to our named executive officers, the Committee solicits recommendations from our Chief Executive Officer regarding total compensation, the allocation of this compensation among base salary, annual bonus amounts and other long-term incentive compensation, as well as the portion of overall compensation to be provided in cash or equity. Our former Chairman also advised the Committee on these matters as they pertained to the compensation of our Chief Executive Officer. FTI Consulting is retained by our management as a general business advisor and provides services to the Company in a number of areas, including compensation. FTI Consulting, which has relationships with certain officers of the Company, provided market data to our Chief Executive Officer and former Chairman, which they review when considering their compensation recommendations. The recommendations with respect to compensation were formulated by our Chief Executive Officer and former Chairman and were communicated to the Committee by them. The Committee is also provided with the market data compiled by FTI Consulting and its recommendations with respect to the compensation of our named executive officers. The other named executive officers do not play a role in determining their own compensation, other than discussing their performance with our Chief Executive Officer.

All final determinations of compensation for our named executive officers are made solely by the Committee.

The Committee meets during the year to evaluate executive performance, to monitor market conditions in light of our goals and objectives, to solicit input from our independent compensation consultant on market practices, including peer group pay practices and new developments, and to review our executive compensation practices. As part of these meetings, in formulation of its executive compensation policies and practices for 2018, the Committee reviewed then-existing policies of certain of our institutional investors, Institutional Shareholder Services, Inc., Glass Lewis & Co LLC and other governance groups, as well as feedback provided by such groups in prior year proxy research reports. The Committee engaged with a significant number of stockholders holding a substantial percentage of outstanding shares as discussed above, and annually reviews our executive compensation policies and practices to ensure that such policies are in line with current market practices and stockholders’ best interests. The Committee makes regular reports to the Board.

Peer Group Benchmarking

In 2018, as in prior years, the Committee reviewed various peer compensation information in connection with its compensation decisions, primarily focused on the chief executive officer’s compensation. This peer information was not used to target a particular percentile for our Chief Executive Officer’s total compensation for 2018, but rather to confirm that our Chief Executive Officer’s total compensation for 2018 was within an appropriate range of the total compensation, considering relative size and performance. With respect to size, we ranked above the median of these peers with respect to common equity market capitalization and total revenue.

The Committee reviewed 2018 total compensation information for the chief executive officers of a peer group, with an emphasis on the REIT industry. The peer group included a number of New York City-based peer companies. That decision is based on the unique characteristics of the New York City real estate marketplace, which is where we conduct substantially all of our business, and which is one of the most competitive in the world, from both a business and compensation perspective. The following companies were included in the peer group that the Committee reviewed:

Peer Group
●Alexandria Real Estate Equities, Inc. ●Boston Properties, Inc. ●Douglas Emmett, Inc. ●Empire State Realty Trust, Inc.	●Hudson Pacific Properties, Inc. ●Kennedy-Wilson Holdings, Inc. ●Kilroy Realty Corporation	●Ladder Capital Corp. ●Paramount Group, Inc. ●Vornado Realty Trust

Our direct New York City competitors, both in terms of real estate business and talent, are not limited to other public REITs doing business in New York City. Rather, the Committee also views our competitors as consisting of top performing hedge funds, international investors, large private firms and others that may have equal or greater financial resources, including access to cost-efficient capital. The Committee believes that the top real estate principals of these non-REIT companies typically receive substantially higher compensation than chief executive officers of public REITs.

However, based on feedback from our stockholders, we previously removed all New York City-based asset managers from our peer group and now review compensation based on our updated peer group and a national office REIT index. During 2018, and as part of our on-going assessment of our stated peer group methodology, we removed Ventas, Inc. and Brookfield Property REIT Inc. (formerly known as General Growth Properties, Inc.) from our peer group and added Hudson Pacific Properties, Inc. to our peer group as an appropriately sized office REIT.

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EXECUTIVE COMPENSATION

Analysis of Risk Associated with Our Executive Compensation Plans

In setting compensation, we also consider the risks to our stockholders and to achievement of our goals that may be inherent in the executive compensation program. We concluded that it is not reasonably likely that our compensation policies and practices will have a material adverse effect on us.

In reaching our conclusion, we considered the following aspects of our executive compensation plans and policies among others:

●	We evaluate performance based upon the achievement of a variety of business objectives and goals;
●	We use a balanced equity compensation mix comprised of performance-based and time-based full value equity awards that lessens the likelihood that executives will take unreasonable risks to keep their equity awards “in-the-money,” as may be the case with equity compensation programs that rely solely on leveraged market-based equity compensation vehicles such as stock options;
●	We provide a significant portion of incentive compensation in the form of long-term incentive awards. The amounts that ultimately may be earned are tied to how we perform over a multi-year period, which focuses management on sustaining our long-term performance;
●	We structure payouts under our performance-based awards based on achieving a minimum level of performance, so that some compensation is awarded at levels below full target achievement rather than an “all-or-nothing” approach;
●	We provide a significant portion of each executive’s annual compensation in the form of equity-based compensation and executives are required to maintain sizable holdings of equity in the Company under the terms of our equity ownership guidelines, which aligns an appropriate portion of their personal wealth to our long-term performance; and
●	We adopted a policy for recoupment of incentive payments made to our executives, including our named executive officers, if payment was based on having met or exceeded performance expectations during a period of fraudulent activity for which the executive is responsible.

Accordingly, although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe our executive compensation programs are appropriately structured and do not pose a material risk to the Company.

Executive and Director Equity Ownership Guidelines

In furtherance of the Committee’s ongoing efforts to foster an ownership culture among our senior leadership team, we adopted equity ownership guidelines for our named executive officers and non-employee directors, as set forth below:

Named Executive Officers and Non-Employee Directors	Multiple of Base Salary or Annual Cash Retainer
Chief Executive Officer	8x
Other Named Executive Officers	6x
Non-Employee Directors	5x

All of our continuing named executive officers hold an amount of equity significantly in excess of that required by our equity ownership guidelines. This further demonstrates that their financial interests are aligned with those of stockholders. They are highly incentivized to create sustainable, long-term stockholder value.

Named Executive Officers	Actual Equity Ownership - Multiple of Base Salary(1)
Marc Holliday	69x
Andrew Mathias	102x
Matthew J. DiLiberto	8x
Andrew S. Levine	23x

(1)	As of March 31, 2019.

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Perquisites and Other Personal Benefits

We do not provide significant perquisites or personal benefits to our named executive officers, except that we reimbursed Mr. Green for costs associated with an automobile he leased and provide leased automobiles for our Chief Executive Officer and President.

Additionally, we provided Mr. Green with a full-time driver and our Chief Executive Officer receives certain insurance benefits. The costs of these benefits constituted only a small percentage of the applicable executive’s compensation.

Employment Agreements

As noted above, we have employment agreements with all of our named executive officers. All of the employment agreements with our named executive officers provide for, among other things, severance payments and benefits and acceleration of equity awards in connection with certain qualified terminations. In return, each of our named executive officers has agreed to non-compete, non-solicitation, non-interference and confidentiality provisions. For each of our executives, we believe that, because the severance level is negotiated up front, it makes it easier for us to terminate these executives without the need for protracted negotiations over severance. We also believe that providing pre-negotiated severance benefits for all of our executives in the event they are terminated without cause or terminate their employment for good reason following a change in control helps to further align the interests of our executives and our stockholders in the event of a potentially attractive proposed change in control transaction following which one or more of our executives may be expected to be terminated. See “—Executive Compensation Tables—Potential Payments Upon Termination or Change in Control” for a summary of the employment agreements with our named executive officers.

Clawback Policy

The Board adopted a clawback policy under which any incentive payments made to a named executive officer on the basis of having met or exceeded performance targets during a period of fraudulent activity for which such executive is found personally responsible may be recouped by the Company.

Anti-hedging Policy

The Board has adopted a policy prohibiting all of our executive officers and directors from engaging in hedging transactions with respect to our securities. Pursuant to this policy, our executive officers and directors may not engage in hedging transactions with respect to our securities (including, without limitation, partnership interests in our operating partnership) through puts, calls, covered calls, synthetic purchases, collars, other derivative securities of the Company or otherwise at any time. Prior to the adoption of this policy, none of our executive officers or directors were engaging in any hedging transactions with respect to our securities, and this policy was adopted to formally reflect the practices that our executive officers and directors had already been observing.

Other Matters

LTIP units and Class O LTIP units. We issued a separate class of units of limited partnership interest in our operating partnership, which we refer to as LTIP units, for the equity bonuses that we granted to our named executive officers for 2018 and as equity awards granted in connection with new or extended employment agreements or the provisions of such agreements. LTIP units are similar to common units in our operating partnership, which generally are economically equivalent to shares of our common stock, except that the LTIP units are structured as “profits interests” for U.S. federal income tax purposes under current federal income tax law. As profits interests, LTIP units generally only have value, other than with respect to the right to receive distributions, if the value of the assets of our operating partnership increases between the issuance of LTIP units and the date of a book-up event for partnership tax purposes. If the value of the assets of our operating partnership increases sufficiently, the LTIP units can achieve full parity with common units in our operating partnership. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for cash or, at our election, on a one-for-one basis into shares of our common stock. LTIP units are not entitled to distributions prior to being earned based on achievement against the performance-based hurdles contained in these plans. Once earned, these LTIP units, whether vested or unvested, entitle the holder to receive distributions per unit from our operating partnership that are equivalent to the dividends paid per share on our common stock.

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EXECUTIVE COMPENSATION

In addition to the LTIP units described above that we issued in lieu of shares of restricted stock, we also have issued another class of units of limited partnership interest in our operating partnership that are intended to be similar to stock options from an economic perspective, which we refer to as Class O LTIP units. Class O LTIP units are also intended to qualify as “profits interests” for U.S. federal income tax purposes. During 2018, we did not grant any Class O LTIP units.

Like stock options, Class O LTIP units operate in a manner that generally permits holders to realize the benefit of any increase in the per share value of our common stock above the value at the time the Class O LTIP units are granted. At the time of the grant of Class O LTIP units, the operating partnership establishes a conversion threshold, the vesting terms and the mandatory conversion date, if any, for the Class O LTIP units. The conversion threshold corresponds to the exercise price of a stock option while the mandatory conversion date corresponds to the expiration date of a stock option. Similar to the exercise price for stock options, the conversion threshold will equal the per unit value of the common units of our operating partnership on the grant date. Class O LTIP units will receive 10% distributions relating to periods between grant and vesting upon vesting, and will receive 10% distributions from vesting to their conversion as opposed to holders of non-qualified stock options who will not receive any distributions relating to periods between grant and exercise.

Once Class O LTIP units have vested, they may be converted into common units of our operating partnership by the holder at any time prior to their mandatory conversion date in a manner that is similar to a net exercise of stock options. Upon exercise of this conversion right, the Class O LTIP units will convert into a number of common units of the operating partnership that have an aggregate value equal to the aggregate spread of the Class O LTIP units that are converted. The “spread” for each Class O LTIP unit will equal the excess, if any, of the value of our operating partnership’s assets per common unit on the conversion date above the per unit value at the time the Class O LTIP unit was granted (i.e., the conversion threshold). Any Class O LTIP units that have not been voluntarily converted prior to the mandatory conversion date established at the time the Class O LTIP units were granted will automatically convert into common units on such mandatory conversion date, or be forfeited if the value of our operating partnership’s assets per common unit is less than the conversion threshold for the Class O LTIP units.

LTIP units and Class O LTIP units are intended to offer executives substantially the same long-term incentive as shares of restricted stock and stock options, respectively, with more favorable U.S. federal income tax treatment available for “profits interests” under current federal income tax law. More specifically, one key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. Similarly, holders of non-qualified stock options are taxed upon exercise. Conversely, under current federal income tax law, an executive would generally not be subject to tax at the time of issuance or vesting of an LTIP unit or Class O LTIP unit or conversion into common units but only when he or she chooses to liquidate the common units into which his or her LTIP units or Class O LTIP units convert. Therefore, an executive who wishes to hold his or her equity awards for the long term can generally do so in a more tax-efficient manner with LTIP units or Class O LTIP units. In light of the increased tax efficiency, we have chosen to use LTIP units and Class O LTIP units for grants to our executives. We believe that the use of LTIP units and Class O LTIP units has (i) enhanced our equity-based compensation package overall, (ii) advanced the goal of promoting long-term equity ownership by executives, (iii) not adversely impacted dilution as compared to restricted stock, and (iv) further aligned the interests of our executives with the interests of our stockholders.

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Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation paid to the individuals who served as our Chief Executive Officer and Chief Financial Officer during our 2018 fiscal year and each of our three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer, whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2018, or collectively, the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Marc Holliday Chief Executive Officer and Chairman of the Board	2018	$1,250,000	—	$9,297,455	$—	$2,746,491	$61,832	$13,355,778
	2017	$1,350,000	—	$11,878,395	$2,196,857	$1,937,250	$45,319	$17,407,821
	2016	$1,350,000	—	$11,285,597	$2,173,500	$2,473,125	$44,149	$17,326,371
Stephen L. Green Former Chairman of the Board	2018	$750,000	—	$489,124	—	$640,539	$175,922	$2,055,585
	2017	$750,000	—	$1,019,110	—	$938,437	$185,986	$2,893,533
	2016	$750,000	—	$1,933,688	—	$1,161,718	$179,800	$4,025,206
Andrew Mathias President	2018	$900,000	—	$9,471,414	—	$—	$42,923	$10,414,337
	2017	$800,000	—	$8,879,826	—	$1,001,000	$43,993	$10,724,819
	2016	$800,000	—	$9,120,896	—	$1,239,166	$38,823	$11,198,885
Matthew J. DiLiberto Chief Financial Officer	2018	$550,000	$1,600,000	$3,079,244	$—		$11,000	$5,240,244
	2017	$500,000	$1,600,000	$255,013	$748,419	—	$8,100	$3,111,532
	2016	$400,000	$1,400,000	—	—	—	$7,950	$1,807,950
Andrew S. Levine Chief Legal Officer and General Counsel	2018	$550,000	—	$1,051,877	$—	—	$11,000	$1,612,877
	2017	$550,000	—	$1,256,930	$748,419	—	$8,100	$2,563,449
	2016	$550,000	—	$3,709,007	—	—	$7,950	$4,266,957

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the full grant date fair value of stock awards issued to the executives in 2018, 2017 and 2016, respectively.
(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the full grant date fair value of option awards issued to the executives in 2018, 2017 and 2016, respectively.
(3)	The table and footnotes below show the components of this column for 2018, which include certain perquisites such as Company 401(k) matching contributions.

Name	Year	All Other Compensation ($)
Marc Holliday	2018	$61,832	(a)
Stephen L. Green	2018	$175,922	(b)
Andrew Mathias	2018	$42,923	(c)
Matthew J. DiLiberto	2018	$11,000	(d)
Andrew S. Levine	2018	$11,000	(d)

(a)	Represents (i) the Company’s matching contributions with respect to amounts earned by the named executive officer under our 401(k) plan ($11,000), (ii) leased car payments ($36,115) and (iii) life insurance premiums ($14,717). The Company’s 401(k) matching contributions are credited in the year subsequent to which employees make their contributions.
(b)	Represents leased car ($34,204) and full-time driver payments ($141,718).
(c)	Represents the Company’s matching contributions with respect to amounts earned by the named executive officer under our 401(k) plan ($11,000) and leased car payments ($31,923). The Company’s 401(k) matching contributions are credited in the year subsequent to which employees make their contributions.
(d)	Represents the Company’s matching contributions with respect to amounts earned by the named executive officer under our 401(k) plan ($11,000). The Company’s 401(k) matching contributions are credited in the year subsequent to which employees make their contributions.

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EXECUTIVE COMPENSATION

2018 Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to a named executive officer in the fiscal year ended December 31, 2018.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc Holliday	01/15/2018	01/15/2018	—	—	—	—	—	—	47,269(1)	$3,723,036
	01/15/2018	01/15/2018	—	—	—	—	—	—	61,584(2)	$4,850,525
	01/18/2018	02/10/2016	—	—	—	—	—	—	7,692(3)	$723,894
	N/A	N/A	$1,250,000(6)	$2,500,000(6)	$3,750,000(6)	—	—	—	—	—
Stephen L. Green	01/01/2018	12/09/2009	—	—	—	—	—	—	1,482(4)	$149,578
	01/15/2018	01/15/2018	—	—	—	—	—	—	4,311(1)	$339,546
	N/A	N/A	$750,000(6)	$1,312,500(6)	$1,875,000(6)	—	—	—	—	—
Andrew Mathias	01/01/2018	12/13/2016	—	—	—	—	—	—	5,436(4)	$548,655
	01/15/2018	01/15/2018	—	—	—	—	—	—	37,698(1)	$2,969,198
	01/15/2018	01/15/2018	—	—	—	—	—	—	56,000(5)	$4,544,372
	12/21/2018	12/21/2018	—	—	—	—	—	—	21,224(1)	$1,409,189
	N/A	N/A	$900,000(6)	$1,575,000(6)	$2,250,000(6)	—	—	—	—	—
Matthew J. DiLiberto	01/15/2018	01/15/2018	—	—	—	—	—	—	3,142(1)	$247,473
	02/02/2018	01/31/2018	—	—	—	—	—	—	15,000(7)	$1,360,721
	02/02/2018	01/31/2018	—	—	—	7,500(8)	11,250(8)	15,000(8)	—	$1,471,050
Andrew S. Levine	01/15/2018	01/15/2018	—	—	—	—	—	—	13,355(1)	$1,051,877

(1)	This grant of LTIP units vested immediately upon grant, but remains subject to a three-year restriction on transfer from the date of grant.
(2)	This grant of LTIP units was awarded in connection with Mr. Holliday’s employment agreement and was subject to the achievement of performance-based vesting hurdles, with 50-100% of the LTIP units vesting based on the achievement of either annual FFO growth or TSR of 5-8% per year or TSR in the top 50-35% of the MSCI US REIT Index, respectively, during 2017 (or on a cumulative basis from 2016 through the end of 2017 or a subsequent quarter during the term of Mr. Holliday’s employment agreement). None of these LTIP units would have vested if threshold performance had not been achieved. Vesting was also subject to Mr. Holliday’s continued employment through January 17, 2018. This grant is presented in the “All Other Stock Awards: Number of Shares of Stock or Units” column instead of the “Estimated Future Payouts Under Equity Incentive Plan Award” column, because the grant occurred after performance-based vesting was achieved. Once vested, these LTIP units remain subject to a restriction on transfer until the earlier of two years after vesting, termination of employment or a change in control.
(3)	This grant of notional stock units was subject to vesting based on continued employment through January 17, 2019. Each stock unit represents the contingent right to receive the value of one share of our common stock in accordance with the terms of a deferred compensation agreement.
(4)	This grant of notional stock units was subject to vesting based on continued employment through December 31, 2018. Each stock unit represents the contingent right to receive the value of one share of our common stock in accordance with the terms of a deferred compensation agreement.
(5)	This grant of LTIP units was awarded in connection with the automatic one-year extension of Mr. Mathias’s employment agreement and was subject to vesting based on continued employment through December 31, 2018. Once vested, these LTIP units remain subject to a restriction on transfer until the earlier of two years after vesting, termination of employment or a change in control.
(6)	Represents cash payouts that were possible pursuant to the formulaic component of our annual cash bonus program for 2018. See “—Compensation Discussion and Analysis—2018 Pay Outcomes—Annual Cash Bonus Program (Top Three Named Executive Officers)” for a description of these awards.

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(7)	This grant of LTIP units was awarded in connection with Mr. DiLiberto’s employment agreement, with equal installments vesting on each of January 1, 2019, January 1, 2020 and January 1, 2021, subject to continued employment.
(8)	This grant of LTIP units was awarded in connection with Mr. DiLiberto’s employment agreement and was subject to the achievement of performance-based vesting hurdles over three years. One-third of the LTIP units were initially eligible to be earned in each of 2019, 2020 and 2021, with 50-100% of such LTIP units earned upon the achievement of either annual FFO growth of 2.5-5.0% per year or TSR in the top 66.7-33.3% of the MSCI US REIT Index, respectively, during the prior year (or on a cumulative basis from 2018 through the end of such year or a subsequent quarter during the term of Mr. DiLiberto’s employment agreement). None of these LTIP units will vest if threshold performance is not achieved. “Threshold” performance equals annual FFO growth of 2.5% per year or TSR in the top 66.7% of the MSCI US REIT Index. “Target” performance equals annual FFO growth of 3.75% per year or TSR in the top 50% of the MSCI US REIT Index. “Maximum” performance equals annual FFO growth of 5.0% per year or TSR in the top 33.3% of the MSCI US REIT Index. Vesting is also subject to Mr. DiLiberto’s continued employment through January 1st of the year following the year in which the performance-based vesting hurdles are achieved.

Grants of all equity awards were made pursuant to the Fourth Amended and Restated 2005 Stock Option and Incentive Plan. LTIP units that are only subject to time-based vesting based on continued employment through a specified date (and have not been forfeited) generally entitle executives to receive cash dividends, dividend equivalents or distributions whether or not then vested. LTIP units that are subject to performance-based vesting hurdles do not entitle the holder to receive distributions prior to the achievement of these hurdles. If and when performance-based vesting occurs, the holders are entitled to receive a combination of cash payments and distributions with respect to all LTIP units that are earned equal to the amounts that would have been received if the earned LTIP units had been entitled to receive full distributions from the beginning of the applicable performance period.

See “Potential Payments Upon Termination or Change in Control” below, for a discussion regarding potential acceleration of the equity awards and a description of the material terms of each named executive officer’s employment agreement.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2018

The following table sets forth certain information with respect to outstanding equity awards held by each named executive officer at the fiscal year ended December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units or Other Rights that Have Not Vested(2)
Marc Holliday	100,000		$76.65	01/02/2023	7,692	$608,283	—	—
	52,500	—	$99.86	06/17/2021	—	—	—	—
	52,500	—	$99.86	06/17/2026	—	—	—	—
	52,500	—	$105.73	06/17/2022	—	—	—	—
	52,500	—	$105.73	06/17/2027	—	—	—	—
Stephen L. Green	—	—	—	—	—	—	—	—
Andrew Mathias	65,000	—	$91.43	11/08/2023	—	—	—	—
Matthew J. DiLiberto	5,000	10,000(4)	$106.05	01/11/2022	20,000	$1,581,600	—	—
	5,000	10,000(4)	$106.05	01/11/2027	—	—	10,000(3)	$790,800
Andrew S. Levine	12,500	—	$90.15	12/12/2023	12,000	$948,960	—	—
	5,000	10,000(4)	$106.05	01/11/2022	—	—	—	—
	5,000	10,000(4)	$106.05	01/11/2027	—	—	—	—

(1)	For each of our named executive officers, includes the following:

Executive	Notional Stock Units(a)	Performance- Based Employment Agreement LTIP Units(b)	Time-Based Employment Agreement LTIP Units(c)
Marc Holliday	7,692	—	—
Stephen L. Green	—	—	—
Andrew Mathias	—	—	—
Matthew J. DiLiberto	—	5,000	15,000
Andrew S. Levine	—	6,000	6,000

(a)	Represents notional stock units, each of which represents the contingent right to receive the value of one share of our common stock in accordance with the terms of a deferred compensation agreement. These notional stock units vested on 01/17/2019. Vested notional stock units are settled in cash no later than 30 days following the earliest of (i) Mr. Holliday’s death, (ii) the date of Mr. Holliday’s separation from service with us, and (iii) the effective date of a change in control (as defined in the deferred compensation agreement).
(b)	Represents LTIP units that vested in 2019 based on 2018 performance.
(c)	For Mr. DiLiberto, represents 5,000 LTIP units that vested on 01/01/2019, 5,000 LTIP units scheduled to vest 01/01/2020 and 5,000 LTIP units scheduled to vest on 01/01/2021, subject to continued employment. For Mr. Levine, represents 6,000 LTIP units that vested on 01/01/2019.
(2)	Based on a price of $79.08 per share/unit, which was the closing price on the NYSE of one share of our common stock on December 31, 2018. Assumes that the value of LTIP units on a per unit basis is equal to the per share value of our common stock.

(3)	Represents two-thirds of a grant of 15,000 LTIP units that was awarded in connection with Mr. DiLiberto’s employment agreement and was subject to the achievement of performance-based vesting hurdles over three years. One-third of the LTIP units were initially eligible to be earned in each of 2019, 2020 and 2021, with 50-100% of such LTIP units earned upon the achievement of either annual FFO growth of 2.5-5.0% per year or TSR in the top 66.7-33.3% of the MSCI US REIT Index, respectively, during the prior year (or on a cumulative basis from 2018 through the end of such year or a subsequent quarter during the term of Mr. DiLiberto’s employment

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agreement). None of these LTIP units will vest if threshold performance is not achieved. “Threshold” performance equals annual FFO growth of 2.5% per year or TSR in the top 66.7% of the MSCI US REIT Index. “Target” performance equals annual FFO growth of 3.75% per year or TSR in the top 50% of the MSCI US REIT Index. “Maximum” performance equals annual FFO growth of 5.0% per year or TSR in the top 33.3% of the MSCI US REIT Index. Vesting is also subject to Mr. DiLiberto’s continued employment through January 1st of the year following the year in which the performance-based vesting hurdles are achieved.
(4)	Reflects an award of 15,000 Class O LTIP units with a mandatory conversion date that is 5 years after the date of grant and an award of 15,000 Class O LTIP units with a mandatory conversion date that is 10 years after the date of grant, each of which vests pro-rata over a three-year period on January 1, 2018, 2019 and 2020, respectively, subject to continued employment through each vesting date. Accordingly, 5,000 of the Class O LTIP units of each award vested on January 1, 2018, and 10,000 Class O LTIP units of each award remain subject to vesting pursuant to the foregoing terms. The conversion threshold for the Class O LTIP units, which is equivalent to the exercise price for a stock option, was determined by reference to the fair market value under our Fourth Amended and Restated 2005 Stock Option and Incentive Plan of one share of our common stock, meaning, in this instance, the closing stock price of one share of our common stock on the NYSE on January 10, 2017, the last preceding trading date prior to the grant date. See “—Compensation Discussion and Analysis—Other Compensation Policies and Information—Other Matters— LTIP units and Class O LTIP units” for a description of Class O LTIP units.

2018 Option Exercises and Stock Vested

The following table sets forth certain information with respect to the exercise of stock options and the vesting of stock, including restricted stock, restricted stock units, LTIP units and similar instruments for each named executive officer during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Vesting(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Marc Holliday	—	—	115,809	$11,028,869
Stephen L. Green	—	—	5,793	$528,768
Andrew Mathias	65,000	$904,436	120,358	$10,165,495
Matthew J. DiLiberto	—	—	10,142	$1,006,477
Andrew S. Levine	—	—	25,355	$2,486,162

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)	Amounts reflect the market value of the stock on the day the stock vested.

2018 Nonqualified Deferred Compensation

The following table sets forth certain information regarding non-tax qualified compensation deferred during the year ended December 31, 2018. All of the information below relates to notional stock units that we granted to certain of our named executive officers pursuant to employment agreements we had entered into with them. Pursuant to these employment agreements, we agreed to grant notional stock units with a specified value to certain of our named executive officers each year, which are subject to vesting based on continued employment for the following year. Once vested, these notional stock units represent a contingent right to receive the value of one share of our common stock. Under the terms of the deferred compensation agreements, each participant is also entitled to dividend equivalent rights, to be paid in cash on a current basis, equal to the amount per share of any cash dividend we declare, multiplied by the total number of notional units held by such participant as of the record date for such dividend. Vested notional stock units are settled in cash no later than 30 days following the earliest of (i) the executive’s death, (ii) the date of the executive’s separation from service with us and (iii) the effective date of a change in control.

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EXECUTIVE COMPENSATION

Under our new employment agreements with our Named Executive Officers, we eliminated nonqualified deferred compensation.

Executive	Executive Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(2)(5)
Marc Holliday	$661,307	—	$-939,718	$193,346	$4,248,336
Stephen L. Green	$117,197	—	$-274,983	$53,706	$1,306,797
Andrew Mathias	$429,879	—	$-593,101	$124,387	$3,026,629
Matthew J. DiLiberto	—	—	—	—	—
Andrew S. Levine	—	—	—	—	—

(1)	Represents values as of the vesting dates for notional units that vested during 2018, which are reported in the 2018 Option Exercises and Stock Vested table.
(2)	Awards of notional units constitute “Stock Awards” for purposes of the Summary Compensation Table, and, as a result, the full grant date fair value of these awards computed in accordance with ASC 718, as of the grant date of such awards, are included in the “Stock Awards” column of the Summary Compensation Table for the year in which they were granted. The right to receive dividend equivalents was factored into the determination of the grant date fair value, which means that the value of the dividend equivalents included in “Aggregate Earnings in Last FY” was effectively already included in the Summary Compensation Table.
(3)	The amounts in this column represent the increase or decrease in value of vested notional units from December 31, 2017 through December 31, 2018, as calculated based on the closing stock price on the NYSE of one share of our common stock on December 31, 2017, or, for notional units that vested during 2018, the closing stock price on the NYSE of one share of our common stock on such vesting date, compared to the closing stock price on the NYSE of one share of our common stock on December 31, 2018, plus the aggregate value of dividend equivalent rights paid with respect to all vested and unvested notional units held by each executive during 2018.
(4)	Represents the aggregate value of dividend equivalent rights paid with respect to all vested and unvested notional units held by each executive during 2018.
(5)	Based on a per share price of $79.08, which was the closing stock price on the NYSE of one share of our common stock on December 31, 2018.

Potential Payments Upon Termination or Change in Control

We have contractual arrangements with our named executive officers that provide for payments, acceleration of vesting or other benefits to our named executive officers upon a termination of employment in certain circumstances or upon a change in control. These include our employment agreements with our named executive officers, our performance-based equity awards and our stock options and Class O LTIP Units. During 2018, we entered into new employment agreements with each of Messrs. Holliday, Mathias and Levine that did not become effective until 2019 upon the expiration of the terms of each of their then current employment agreements. These agreements are all currently in effect, and they reflect the Compensation Committee’s significant restructuring of our named executive officers’ compensation that was established in response to feedback that we received during stockholder engagement meetings. Because these executive’s prior employment agreements were in effect as of December 31, 2018, we are providing information below for both these prior employment agreements and the current employment agreements that we have with our executives. Mr. DiLiberto’s current employment agreement was entered into in early 2018 before we had completed the restructuring of our named executive officers’ compensation and, accordingly, it includes certain elements that we have removed from our other executives’ current employment agreements.

The Compensation Committee currently expects that any new employment agreement entered into with Mr. DiLiberto, to be effective following the end of the term of his current employment agreement, will conform to the structure reflected in the new employment agreements entered into with Messrs. Holliday, Mathias and Levine, including elimination of additional performance retesting periods for earning performance-based LTIP units

In connection with Mr. Green’s transition to his new role as Chairman Emeritus, the term of Mr. Green’s employment agreement expired on December 31, 2018. We have entered into a Chairman Emeritus agreement with Mr. Green that is described in “Certain Relationships and Related Party Transactions – Chairman Emeritus Agreement.”

The discussion below describes these contractual arrangements in greater detail.

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Employment Agreements in Effect During 2018

During 2018, we had employment agreements with all of our named executive officers. All of the employment agreements with our named executive officers provided for, among other things, severance payments and benefits and acceleration of equity awards in connection with the termination of employment in certain circumstances. In return, each of our named executive officers agreed to non-compete, non-solicitation, non-interference and confidentiality provisions. The table below summarizes the material terms of our employment agreements with our named executive officers, as in effect during 2018. In addition, as previously discussed, the Committee significantly restructured Mr. Holliday’s and Mr. Mathias’ compensation, as governed by their new employment agreements, which were entered into in April 2018 and December 2018, respectively, and became effective in January 2019 following the expiration of the terms of their current employment agreements. In addition, the Committee also significantly restructured Mr. Levine’s compensation, as governed by his new employment agreement, which was entered into in December 2018, and became effective in January 2019 following the expiration of the terms of his current employment agreement. The terms of these new employment agreements are further described below.

	Marc Holliday	Stephen L. Green	Andrew Mathias	Matthew J. DiLiberto	Andrew S. Levine
Term(1)	1/18/16 – 1/17/19	1/1/18 – 12/31/18	1/1/18 – 12/31/18	1/1/18 – 1/1/21	1/1/16 – 1/1/19
Annual Salary	$1.25M(3)	$750K	$900K	$550K	$550K
Annual Deferred Compensation(2)	$750K	$150K	$550K	None	None
Guaranteed Bonus	None(4)	None	None	None	None
Future OPP Allocations	24%	None	16%	None	None
Other Benefits	$10M of life insurance	$5M of life insurance	None	None	None
Stock Options and Class O LTIP units (Grant Year)	210,000(5)	None	None	None	None
Time-Based LTIP Units	None	None	56,000(7)	15,000(8)	18,000(9)
Performance- Based LTIP Units	76,980(6)	None	None	15,000(8)	18,000(10)
	61,584(6)	None	None	None	None
	61,584(6)	None	None	None	None
Severance Benefits	If the executive’s employment is terminated by us without Cause or by the executive for Good Reason during the term, the executive will be entitled to the following payments or benefits subject (except if such termination is in connection with a Change-in-Control) to the effectiveness of a mutual release:

Termination without Change-in-Control	Termination with Change-in-Control(11)

●1x average annual base salary, deferred compensation, if any, and bonus(12)
●Pro-rata bonus for partial year(13)
●Acceleration of all unvested equity awards (other than OPP awards) and deferred compensation, if any
●Grant of certain employment agreement equity awards not previously granted(14)
●Option exercise period extended to second January 1st following termination
●12 months of benefit continuation/ payments

●2x-3x average annual base salary, deferred compensation, if any, and bonus(12)
●Pro-rata bonus for partial year(13)
●Acceleration of all unvested equity awards (other than OPP awards) and deferred compensation, if any
●Grant of employment agreement awards not previously granted(14)
●Option exercise period extended to second January 1st following termination
●24 months of benefit continuation/ payments
●Section 280G modified cut-back(15)

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EXECUTIVE COMPENSATION

	Marc Holliday	Stephen L. Green	Andrew Mathias	Matthew J. DiLiberto	Andrew S. Levine
Death/Disability	If the executive’s employment is terminated by us upon death or disability during the term, the executive will be entitled to the following payments or benefits subject (in the case of disability) to the effectiveness of a mutual release:

Death	Disability

●Pro-rata bonus for partial year(13)
●Partial acceleration of unvested equity awards (other than OPP awards) and deferred compensation, if any(16)
●Grant of certain employment agreement equity awards not previously granted(14)
●Payments/benefits to Messrs. Holliday and Green are reduced by life insurance benefit

●1x average annual base salary, deferred compensation, if any, and bonus(12)
● Pro-rata bonus for partial year(13)
●Partial acceleration of unvested equity awards (other than OPP awards) and deferred compensation, if any(16)
●Grant of certain employment agreement equity awards not previously granted(14)
●36 months of benefit continuation/payments

Post-Change-in- Control Salary	For periods following a Change-in-Control, in lieu of the base salary, annual bonus, deferred compensation and OPP awards described above, each executive, while employed, will be entitled to receive salary payable in cash at a per annum rate equal to the sum of his annual base salary in effect prior to the Change-in-Control plus his annual bonus and the value of his deferred compensation contributions and his equity awards (other than those granted under outperformance plans) that vested during the most recent fiscal year prior to the Change-in-Control.
Restrictive Covenants	For Messrs. Holliday, Green and Mathias, noncompetition with us for 18 months following termination (12 months if employment is terminated upon or after the scheduled expiration of the term of employment or 6 months if employment is terminated in connection with or within 18 months after a Change-in-Control). Non-solicitation, non-disparagement, non-interference and litigation cooperation covenants also apply.	For Messrs. DiLiberto and Levine, noncompetition with us for 12 months after termination unless employment is terminated upon non-renewal of the agreement or without Cause or for Good Reason in connection with or within 18 months after a Change-in-Control. Non-solicitation, non-disparagement, noninterference and litigation cooperation covenants also apply.

(1)	The terms automatically renew for one year (for Messrs. Green and Mathias) and six months (for Messrs. DiLiberto and Levine) unless either party provides advance written notice of non-renewal. The terms would have automatically renewed for one year (for Messrs. Green and Mathias) and six months (for Messrs. DiLiberto and Levine) unless either party had provided advance written notice of non-renewal. During 2018, each of Messrs. Holliday, Mathias and Levine entered into new employment agreements that became effective immediately following the end of their respective then current term. Additionally, in connection with Mr. Green’s transition to his new role as Chairman Emeritus, the term of his employment agreement expired on December 31, 2018.
(2)	Annual deferred compensation contributions are made in the form of notional stock units at the beginning of the term and on each anniversary of such date during the term, subject to vesting based on continued employment for one year from the grant date, and are payable no later than 30 days following the earliest of (i) the executive’s death, (ii) the date of the executive’s separation from service with us and (iii) the effective date of a Change-in-Control based on the value of such stock units at that time. As further described below, under our new employment agreements with our executives, we will no longer make deferred compensation contributions. Previously granted notional stock units will remain outstanding.
(3)	Pursuant to an agreement Mr. Holliday and the Company entered into in April 2018 in connection with entry by Mr. Holliday into a new employment agreement with the Company, Mr. Holliday consented to a reduction of the aggregate per annum minimum base salary payable pursuant to Mr. Holliday’s then-current employment agreement from $1.35 million to $1.25 million, retroactive to January 18, 2018.
(4)	Mr. Holliday is eligible to participate in an annual formulaic cash bonus program pursuant to which he will be able to earn up to three times his base salary based on the achievement of specific goals established in advance by the Committee.
(5)	Granted 50% in 2016 and 50% in 2017. Vested on the first anniversary of the date of grant. 50% expiring 5 years after grant and 50% expiring 10 years after grant.
(6)	Granted in 2017, 2018 and 2019, respectively. Performance-Based LTIP units vesting 1/17/17, 1/17/18 and 1/17/19, respectively contingent on the achievement of performance-based vesting hurdles, with 50-100% of the LTIP units vesting based on the achievement of either annual FFO growth or TSR of 5-8% per year or TSR in the top 50-35% of the MSCI US REIT Index, respectively, during 2018 (or on a cumulative basis from 2016 through the end of 2018 or a subsequent quarter during the term of Mr. Holliday’s employment agreement). None of these LTIP units would have vested if threshold performance had not been achieved. Vesting was also subject to Mr. Holliday’s continued employment through January 17th of the year following the year in which the performance-based vesting hurdles were achieved; two-year post-vesting no-sale.
(7)	Granted in 2018. Vested on December 31, 2018; two-year post-vesting no-sale.
(8)	See “Executive Compensation Tables – 2018 Grants of Plan-Based Awards.”
(9)	Granted in 2016. Vest on each of January 1, 2017, January 1, 2018 and January 1, 2019, subject to continued employment.

52   SL Green Realty Corp.

EXECUTIVE COMPENSATION

(10)

Granted in 2016. One-third vesting on 1/1/17, 1/1/18 and 1/1/19 contingent on achievement of performance hurdle; from 50-100% vesting based on achievement of either annual FFO growth or TSR of 5-8% per year or TSR in the top 35-50% of the MSCI US REIT Index, respectively, for the prior year (or on a cumulative basis from 2016 through such year or a subsequent quarter during the term); no vesting unless the 50% threshold performance criteria described above is met.

(11)	Severance benefits in the event of a termination by us without Cause or by the executive for Good Reason in connection with or within 18 months after a Change-in-Control.
(12)

Calculated based on the sum of the named executive officer’s (i) average annual base salary in effect during the preceding 24 months, plus (ii) average annual cash bonuses (including any portion of the annual cash bonus paid in the form of equity awards, but excluding any annual or other equity awards made other than as payment of a cash bonus) paid for the two most recently completed fiscal years, plus (iii) average annual deferred compensation contribution, if any, during the preceding 24 months, calculated based on the cash value of the annual deferred compensation contributions as of the dates of such contributions. In connection with a Change-in-Control, Messrs. Holliday and Green are entitled to three times, Mr. Mathias is entitled to two and one-half times and Messrs. DiLiberto and Levine are entitled to two times the foregoing sum. Average deferred compensation is only applicable to Messrs. Holliday, Mathias and Green.

(13)

Pro-rata bonus is for the year in which employment is terminated (and a bonus for the prior year if such bonus had not yet been determined) based on average annual cash bonus calculated in the manner described in footnote (5) above.

(14)

Only applicable to Mr. Holliday. Mr. Holliday will be entitled to receive the stock options or Class O LTIP units provided for in his employment agreement, but will not be entitled to receive any other employment agreement equity awards that had not yet been granted unless his termination is in connection with or within 18 months after a Change-in-Control; provided that Mr. Holliday will not be subject to the non-competition provisions in his employment agreement if such other employment agreement equity awards are not granted.

(15)

In the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the IRC subject to an excise tax, the executive will not be entitled to a tax gross-up payment; however, the executive’s payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the executive.

(16)

Full acceleration of vesting of any unvested equity awards granted in lieu of cash bonuses and deferred compensation and 24 months (Messrs. Holliday and Green), 18 months (Mr. Mathias) or 12 months (Messrs. DiLiberto and Levine) of additional vesting of other outstanding equity awards (other than OPP awards).

The terms Cause, Good Reason and Change-in-Control, as used above, are specifically defined in each executive’s employment agreement. The summary above is qualified in its entirety by reference to the copies of the employment agreements and the deferred compensation agreements with our named executive officers, which have been previously filed by us with the SEC, as referenced in our Form 10-K for the year ended December 31, 2018, and are incorporated herein by reference.

Performance-Based Equity Awards

Upon a change in control, the performance-based vesting criteria for the performance-based LTIP unit awards that we granted to our named executive officers pursuant to their employment agreements will be determined based on performance through the date of the change in control. Regardless of the satisfaction of the performance-based vesting criteria, these awards will remain subject to vesting based on continued employment through the originally established vesting dates. In the event of a termination by us without Cause or by an executive for Good Reason (as defined in each executive’s employment agreement) in connection with or within 18 months after a change in control, all of the performance-based LTIP units will vest. Otherwise, the vesting of these performance-based LTIP units upon a termination of employment will be treated in the same manner as other equity awards under our executive’s employment agreements.

Stock Options and Class O LTIP units

Under the general terms of the 2005 Plan, the vesting of stock options and Class O LTIP units granted thereunder, including those granted to our named executive officers, will fully accelerate in the event of a termination of the recipient’s employment upon death or disability. Vested stock options and Class O LTIP units generally may be exercised or converted until the earlier of (i) their stated expiration date or mandatory conversion date or (ii) subject to extension of the exercise period or conversion period pursuant to our named executive officers’ employment agreements, a specified period of time after termination of employment (i.e., upon termination in the event of termination for cause, one year after termination in the event of termination due to death or disability and three months after termination in all other cases).

Hypothetical Illustration of Payments upon Termination or Change in Control

The following tables show the potential payments and estimated value of the benefits that our named executive officers would have been entitled to receive upon a termination of their employment by us without cause or by them for good reason or upon the death or disability as of December 31, 2018 based on the employment agreements and other contractual arrangements in effect as of that date. Our named executive officers would not have been entitled to any payments or benefits other than those already accrued in the event of a termination of their employment by us for cause or by them without good reason (including upon retirement) or a change in control without termination. The types of events constituting cause, good reason, disability and a change in control may differ in some respects among the different arrangements providing for benefits to the named executive officers; however, for consistency in presentation, the payments and estimated value of benefits have been grouped together based on these concepts without regard for any such differences. Information is not presented for Mr. Green, who retired as Executive Chairman as of January 17, 2019 and, in accordance with his existing agreements, did not receive any payments or benefits that had not otherwise previously vested.

2019 Proxy Statement   53

EXECUTIVE COMPENSATION

Marc Holliday

Payment/Benefit	Termination without Cause or for Good Reason	Termination w/ Change in Control	Disability	Death(1)
Pro-Rata Bonus	$6,600,000	$6,600,000	$6,600,000	$6,600,000
Cash Severance	$8,650,000	$25,950,000	$8,650,000	—
Stock Option / Class O LTIP Unit Vesting(2)	—	—	—	—
LTIP Unit/Stock Unit Vesting(3)	$608,283	$5,478,346	$608,283	$608,283
Benefits Continuation(4)	$46,865	$93,730	$140,595	—

Andrew Mathias

Payment/Benefit	Termination without Cause or for Good Reason	Termination w/ Change in Control	Disability	Death(1)
Pro-Rata Bonus	$4,700,000	$4,700,000	$4,700,000	$4,700,000
Cash Severance	$6,100,000	$15,250,000	$6,100,000	—
Stock Option / Class O LTIP Unit Vesting(2)	—	—	—	—
LTIP Unit/Stock Unit Vesting(3)	—	—	—	—
Benefits Continuation(4)	$46,865	$93,730	$140,595	—

Matthew J. DiLiberto

Payment/Benefit	Termination without Cause or for Good Reason	Termination w/ Change in Control	Disability	Death(1)
Pro-Rata Bonus	$1,800,000	$1, 800,000	$1, 800,000	$1, 800,000
Cash Severance	$2,325,000	$4,650,000	$2,325,000	—
Stock Option / Class O LTIP Unit Vesting(2)	—	—	—	—
LTIP Unit/Stock Unit Vesting(3)	$2,372,400	$2,372,400	$790,800	$790,800
Benefits Continuation(4)	$15,366	$30,731	$46,097	—

Andrew S. Levine

Payment/Benefit	Termination without Cause or for Good Reason	Termination w/ Change in Control	Disability	Death(1)
Pro-Rata Bonus	$1,312,500	$1,312,500	$1,312,500	$1,312,500
Cash Severance	$1,862,500	$3,725,000	$1,862,500	—
Stock Option / Class O LTIP Unit Vesting(2)	—	—	—	—
LTIP Unit/Stock Unit Vesting(3)	$948,960	$948,960	$948,960	$948,960
Benefits Continuation(4)	$46,865	$93,730	$140,595	—
(1)

As we maintained life insurance policies for the benefit of the beneficiaries of Messrs. Holliday and Green in the amount of $10 million and $5 million, respectively, as of December 31, 2018, the amount of the payments and benefits to be received by Messrs. Holliday and Green in the event of a termination upon death will be reduced by these amounts in accordance with their employment agreements.

(2)

Represents the value of the stock options or Class O LTIP units, if any, that would vest. Assumes that the per share value of the stock options or Class O LTIP units that vest equals (i) $79.08 per share, which was the closing price on the NYSE of one share of our common stock on December 31, 2018, less (ii) the exercise price per share of such stock options or the conversion threshold of such Class O LTIP units.

(3)

Represents the value of the LTIP units and notional stock units, if any, that would vest based on a price of $79.08 per unit, which was the closing price on the NYSE of one share of our common stock on December 31, 2018. Assumes that the value of LTIP units on a per unit basis is equal to the per share value of our common stock.

(4)

Benefits continuation amounts are based on the actual expense for financial reporting purposes for the year ended December 31, 2018 for covering an employee under each our group health plans for the entire year, assuming that the employee elected family coverage under each of these plans, less the minimum contribution required by employees participating in these plans.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or change in control or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include: accrued salary and vacation pay; earned and accrued, but unpaid, bonuses; distribution of plan balances under our 401(k) plan; life insurance proceeds in the event of death; and disability insurance payouts in the event of disability. All of the cash severance payments described below are to be made as lump sum payments at the time of termination; provided that, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the IRC, the payments are to be delayed until six months after termination, during which time the payments will accrue interest at the rate of 5% per annum. As a result of provisions in the named executive officers’ employment agreements, in the event that any payment or benefit to be paid or provided to an executive set forth above would have been subject to the excise tax under Sections 280G of the IRC, the payments and benefits to such executive would have been reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a greater after-tax benefit to the executive. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might be applicable.

54   SL Green Realty Corp.

EXECUTIVE COMPENSATION

New Employment Agreements in Effect During 2019

	Marc Holliday	Andrew Mathias	Andrew S. Levine
Term(1)	1/18/19 – 1/17/22	1/1/19 – 12/31/21	1/1/19 – 1/1/22
Annual Salary	$1.25M	$950K	$580K
Formulaic Annual Cash Bonus(2)	50-300% base salary	50-250% base salary	None
Performance-Based LTIP Units (Target)(3)	$7.5M	$6.0M	None
Time-Based LTIP Units (Target)(4)	$4.5M	$3.5M	$1.3M
Other Benefits	$10M of life insurance	None	None
Severance Benefits (without Change-in-Control)(5)	If the executive’s employment is terminated by us without Cause or by the executive for Good Reason during the term, the executive will be entitled to the following payments or benefits, subject to the effectiveness of a mutual release:

	Holliday/Mathias	Levine

●2.0x / 1.5x the sum of base salary, maximum formulaic bonus and target value of annual time-based equity award
●Pro-rata bonus and pro-rata portion of target value of annual time-based award for partial year
●Acceleration of all unvested time-based equity awards
●Class O LTIP unit/option exercise period extended to second January 1st following termination
●24 / 18 months of benefit continuation payments

●The sum of base salary and average annual bonus for prior two years
●The target value of the annual time-based equity awards to be granted in January 2020 and 2021, to the extent not yet granted
●Pro-rata bonus for partial year
●Acceleration of all unvested time-based equity awards
●Class O LTIP unit/option exercise period extended to second January 1st following termination
●12 months of benefit continuation payments

Severance Benefits (Change-in-Control)(5)

If the executive’s employment is terminated by us without Cause or by the executive for Good Reason in connection with or within 18 months after a Change-in-Control during the term, the executive will be entitled to the following payments or benefits:

	Holliday/Mathias	Levine

●3.0x / 2.5x the sum of base salary, average annual bonus for prior two years and target value of annual time-based award
●Pro-rata bonus and pro-rata portion of target value of annual time-based award for partial year
●Acceleration of all unvested time-based equity awards
●Class O LTIP unit/option exercise period extended to second January 1st following termination
●36 / 30 months of benefit continuation payments
●Section 280G modified cut-back(6)

●2x the sum of base salary and average annual bonus for prior two years
●The target value of the annual time-based equity awards to be granted in January 2020 and 2021, to the extent not yet granted
●Pro-rata bonus for partial year
●Acceleration of all unvested time-based equity awards
●Class O LTIP unit/option exercise period extended to second January 1st following termination
●24 months of benefit continuation payments
●Section 280G modified cut-back(6)

2019 Proxy Statement   55

EXECUTIVE COMPENSATION

	Marc Holliday	Andrew Mathias	Andrew S. Levine
Death/Disability(5)

If the executive’s employment is terminated by us upon death or disability during the term, the executive will be entitled to the following payments or benefits, subject (in the case of disability) to the effectiveness of a mutual release:

	Death	Disability

●Pro-rata bonus for partial year
●Pro-rated target value of the annual time-based equity awards (for Levine upon termination prior to January 2021 grant)
●Acceleration of all unvested time-based equity awards
●Class O LTIP unit/option exercise period extended to second January 1st following termination
●Payments/benefits to Mr. Holliday are reduced by life insurance benefit

●1x the sum of base salary, maximum formulaic bonus and target value of annual time-based equity award (for Holliday and Mathias)
●1x the sum of base salary and average annual bonus for prior two years (for Levine)
●Pro-rata bonus for partial year
●Pro-rated target value of the annual time-based equity awards (for Levine upon termination prior to January 2021 grant)
●Acceleration of all unvested equity awards (other than performance-based awards)
●Class O LTIP unit/option exercise period extended to second January 1st following termination
●36 months of benefit continuation/ payments

Post-Change-in-Control Compensation

Upon a Change-in-Control, for pro-rata payments, and while employed for periods following a Change-in-Control, in lieu of the base salary, annual bonus, and the equity awards described above, each executive will be entitled to the following:

	Holliday/Mathias	Levine

●Pro-rata bonus based on average annual bonus for prior two years and pro-rata portion of target value of annual time-based award for partial year prior to Change-in-Control
●Annual cash salary equal to the sum of prior base salary, prior year cash bonus and target value of annual time-based and performance-based equity awards

●Pro-rata bonus for partial year prior to Change-in-Control based on average annual bonus for prior two years
●Annual cash salary equal to the sum of prior base salary, prior year cash bonus and, beginning in the year following the most recent grant of a time-based equity award, target value of annual time-based equity awards

Restrictive Covenants	The executive agreed to the following covenants:

	Holliday/Mathias	Levine

For Messrs. Holliday and Mathias, noncompetition with us for 12 months following termination (6 months if employment is terminated in connection with or within 18 months after a Change-in-Control). Non-solicitation, non-disparagement, non-interference and litigation cooperation covenants also apply.

For Mr. Levine, noncompetition with us for 6 months after termination unless employment is terminated upon non-renewal of the agreement, in which case the non-compete period will not extend beyond such termination. Non-solicitation, non-disparagement, non-interference and litigation cooperation covenants also apply.

(1)	The terms automatically renew for one year for Messrs. Holliday and Mathias unless either party provides advance written notice of non-renewal.

56   SL Green Realty Corp.

EXECUTIVE COMPENSATION

(2)

Messrs. Holliday and Mathias are eligible to participate in an annual formulaic cash bonus program pursuant to which they will be able to earn from 50-300% and 50-250%, respectively, of their base salary based on the achievement of specific goals established in advance by the Committee. Mr. Levine may be awarded a bonus in an amount determined by the Committee.

(3)

Beginning in January 2019, each of Messrs. Holliday and Mathias are entitled to receive annual awards of performance-based LTIP units with the target values set forth in the table above. See “Executive Compensation—Compensation Discussion and Analysis - 2019 Long-Term Equity Incentive Awards - Performance-Based Equity Awards” for details regarding the structure of these awards. Each award will provide that the LTIP units will remain outstanding following a termination of employment without Cause, for Good Reason or due to death or disability, whether during or after the term of the employment agreement, or following the executive’s resignation following expiration of the term. In addition, upon any termination for Good Reason or without Cause (including as a result of non-renewal by the Company) prior to the conclusion of a performance period, operating performance (but not relative TSR performance) will be deemed to have been achieved at maximum, subject to the absolute TSR modifier, which will continue to apply in accordance with its terms. In connection with a Change-in-Control prior the conclusion of any performance period, operating performance will be deemed to have been achieved at target performance and absolute and relative TSR performance will be determined based on actual, annualized performance through the date of the Change-in-Control, but vesting will remain subject to continued employment through the original vesting date, subject to acceleration in the event of a termination of employment without Cause, for Good Reason or due to death or disability, whether during or after the term of the employment agreement, or following the executive’s resignation following expiration of the term.

(4)

Each executive is eligible to receive an annual grant of LTIP units subject to time-based vesting conditions. The amount of the annual grant each year will be determined by the Committee based on its evaluation of executive’s performance during the prior year; provided that the value of the LTIP units to be granted for achievement of target performance during the prior year will not be less than the amounts set forth in the table above (with each LTIP unit valued using the average closing price of the common stock for the ten consecutive trading days ending on the last trading day of the prior year). For Messrs. Holliday and Mathias, one-third of each such grant will vest on January 1st of each of the first three years following such grant, if and as employment continues through such dates. For Mr. Levine, each such grant will vest in equal installments on each January 1st following such grant during the remainder of the term of the employment agreement, if and as employment continues through such dates. The LTIP units will be subject to a no sell restriction until the earlier of three years after grant, termination of employment or a Change-in-Control. Vesting will fully accelerate in the event of the termination of executive’s employment by us without Cause, by the executive for Good Reason, due to death or disability or due to executive’s resignation following the expiration of the term of the employment agreement. Other terminations prior to time-based vesting or acceleration will result in forfeiture of all unvested amounts.

(5)

Performance-based equity awards will be treated in accordance with their terms. See footnote (3) above for relevant terms to be included in performance-based LTIP units granted pursuant to the employment agreements.

(6)

In the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the IRC subject to an excise tax, the executive will not be entitled to a tax gross-up payment; however, the executive’s payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the executive.

The terms Cause, Good Reason and Change-in-Control, as used above, are specifically defined in each executive’s employment agreement. For Messrs. Holliday and Mathias, the term Cause is defined to include a non-renewal of the term of the employment agreement, provided that the cash severance multiple in such instance would be 1.0x instead of 2.0x for Mr. Holliday and 1.5x for Mr. Mathias. The summary above is qualified in its entirety by reference to the copies of the employment agreements with our named executive officers, which have been previously filed by us with the SEC, as referenced in our Form 10-K for the year ended December 31, 2018, and are incorporated herein by reference.

2019 Proxy Statement   57

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of Lauren B. Dillard (Chair), John H. Alschuler, Edwin T. Burton, III and John S. Levy. There are no Compensation Committee interlocks and none of our employees is a member of our Compensation Committee.

Pay Ratio Disclosure Rule

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The PEO of our Company is Mr. Holliday.

For 2018, the annual total compensation of Mr. Holliday, our PEO, of $13,355,778, as shown in the Summary Compensation Table above, was approximately 194 times the annual total compensation of $68,880 of a median employee calculated in the same manner. We identified the median employee using the annual base salary and target annual cash incentive compensation, as of December 31, 2018, plus any long-term equity incentive awards granted in 2018 for all individuals (excluding our PEO) who were employed by us on December 31, 2018, the last day of our payroll year, whether employed on a full-time or part-time basis.

As of December 31, 2018, 748 of our 1,058 employees were hourly-paid employees involved in building operations, all of whom are subject to collective bargaining agreements. If these employees were not included for purposes of identifying our median employee, the annual total compensation of a median employee would be $144,146 and the annual total compensation of our PEO would be approximately 93 times such amount.

58   SL Green Realty Corp.

AUDIT COMMITTEE MATTERS

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed the accounting firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Stockholder ratification of the appointment of Ernst & Young LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of Ernst & Young LLP to the stockholders for ratification at the 2019 annual meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. Ernst & Young LLP has served as our independent registered public accounting firm since our formation in June 1997 and is considered by our management to be well-qualified. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement at the annual meeting if he or she so desires and will be available to respond to appropriate questions.

A majority of all of the votes cast with respect to this proposal is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Abstentions do not constitute a vote “for” or “against” and will not be counted as “votes cast”. Therefore, abstentions will have no effect on this proposal.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Audit Committee Report

The following report of the Audit Committee of the Board will not be deemed to be incorporated by reference in any previous or future documents filed by us with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference in any such document.

Our Audit Committee oversees our financial reporting process on behalf of the Board, in accordance with our Audit Committee Charter. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018 filed by the Company with management.

Our Audit Committee reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Our Audit Committee received from Ernst & Young LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

Based on the review and discussions referred to above, our Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 filed by the Company.

2019 Proxy Statement   59

AUDIT COMMITTEE MATTERS

The members of our Audit Committee are not engaged professionally in the practice of auditing or accounting. Committee members rely, without independent investigation or verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. Accordingly, our Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with accounting principles generally accepted in the U.S. or that our registered public accounting firm is in fact independent.

Submitted by our Audit Committee
Edwin T. Burton, III (Chair)
Betsy Atkins
Lauren B. Dillard
Craig M. Hatkoff

Fee Disclosure

Audit Fees

Fees, including out-of-pocket expenses, for audit services totaled approximately $4,060,000 in fiscal year 2018 and $3,872,000 in fiscal year 2017. Audit fees include fees associated with our annual audits and related reviews of our annual reports on Form 10-K and quarterly reports on Form 10-Q. In addition, audit fees include Sarbanes-Oxley Section 404 planning and testing, fees for public filings in connection with various property acquisitions, joint venture audits, and services relating to public filings in connection with our preferred and common stock and debt offerings and certain other transactions. Our joint venture partners paid their pro rata share of any joint venture audit fees. Audit fees also include fees for accounting research and consultations.

Audit-Related Fees

Fees for audit-related services totaled approximately $71,000 in 2018 and $70,000 in 2017. The audit-related services principally include fees for operating expense audits and agreed-upon procedures projects.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately $51,518 in 2018 and $0 in 2017.

All Other Fees

There were no fees for other services not included above in either 2018 or 2017.

Our Audit Committee considers whether the provision by Ernst & Young LLP of any services that would be required to be described under “All Other Fees” would be compatible with maintaining Ernst & Young LLP’s independence from both management and the Company.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered de minimis if: (1) the aggregate amount of all such non-audit services constitutes less than five percent of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (2) we did not recognize such services at the time of the engagement to be non-audit services; and (3) such services are promptly brought to our Audit Committee’s or any of its members’ attention and approved by our Audit Committee or any of its members who has authority to give such approval prior to the completion of the audit. None of the fees reflected above were incurred as a result of non-audit services provided by our independent registered public accounting firm pursuant to this de minimis exception. All services provided by Ernst & Young LLP in 2018 were pre-approved by our Audit Committee. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals.

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STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock, $0.01 par value per share, and our common stock and common units in our operating partnership as of March 31, 2019, unless otherwise noted, for (i) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers who is not a director and (iv) our directors and executive officers as a group. All information in the following table is based on Schedules 13D, 13G and/or any amendments thereto, filed with the SEC, and on information supplied to us by our directors and officers. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares set forth opposite their respective names.

As of March 31, 2019, the following shares and units were outstanding: (i) 84,327,633 shares of our common stock, (ii) 1,801,904 common units in our operating partnership (other than the units held by us) and (iii) 2,458,781 LTIP units (excluding unearned performance-based LTIP units, which may be earned based on the achievement of performance-based vesting hurdles).

	Common Stock		Common Stock and Units
Name**	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)	Percent of Common Stock and Units(2)
5% Holders
The Vanguard Group(3)	13,825,215	16.39%	13,825,215	15.61%
BlackRock, Inc.(4)	9,130,834	10.83%	9,130,834	10.31%
T. Rowe Price Associates, Inc.(5)	6,946,802	8.24%	6,946,802	7.84%
Boston Partners(6)	6,430,873	7.63%	6,430,873	7.26%
State Street Corporation(7)	5,100,739	6.05%	5,100,739	5.76%
Morgan Stanley
Morgan Stanley Investment Management Inc.(8)	4,539,688	5.38%	4,539,688	5.12%
Directors, Nominees for Director and Named Executive Officers
John H. Alschuler(9)	15,286	*	29,594	*
Betsy S. Atkins(10)	9,684	*	11,437	*
Edwin T. Burton, III(11)	7,292	*	42,726	*
Matthew J. DiLiberto(12)	1,804	*	44,577	*
Lauren B. Dillard(13)	—	*	11,484	*
Stephen L. Green(14)	—	*	956,993	1.08%
Craig M. Hatkoff	2,352	*	2,352	*
Marc Holliday(15)	111,370	*	1,055,660	1.19%
Andrew S. Levine(16)	27,080	*	160,929	*
John S. Levy(17)	34,500	*	92,884	*
Andrew Mathias(18)	355,434	*	1,139,972	1.29%
All Directors and Executive Officers as a Group (11 Persons)(19)	564,802	*	3,548,608	3.99%

*	Less than 1%.
**	Unless otherwise indicated, the business address is 420 Lexington Avenue, New York, New York 10170-1881.
(1)

The number of shares of common stock “beneficially owned” by each beneficial owner is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes shares of common stock that may be acquired upon the exercise of options that are exercisable on or within 60 days after March 31, 2019. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus (i) the number of shares of common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units) regardless of whether such common units and LTIP units are currently redeemable, but excluding unearned performance-based LTIP units and (ii) the number of shares of common stock issuable upon settlement of outstanding phantom units. Class O LTIP units are not included in the “Number of Shares and Units Beneficially Owned.” Class O LTIP units are not economically equivalent to common units, but vested Class O LTIP units may be converted in a manner similar to a net exercise of a stock option into a number

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STOCK OWNERSHIP INFORMATION

of common units that will vary based on the value of the common units upon conversion and the conversion threshold for the Class O LTIP units. Common units are generally redeemable by the holder for cash or, at our election, on a one-for-one basis into shares of our common stock. LTIP units, subject to the satisfaction of certain conditions, may be converted on a one-for-one basis into common units. Holders of common units, LTIP units and phantom units are not entitled to vote such units on any of the matters presented at the 2019 annual meeting.

(2)

The total number of shares outstanding used in calculating the percentage of common stock held by each person assumes the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after March 31, 2019 held by the beneficial owner and that no options held by other beneficial owners are exercised. The total number of shares and units outstanding used in calculating the percentage of common stock and units held by each person (a) assumes that all common units and LTIP units (other than unearned performance-based LTIP units) are vested in full and presented (assuming conversion in full into common units, if applicable) to our operating partnership for redemption and are acquired by us for shares of common stock, (b) does not separately include outstanding common units held by us, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock and (c) assumes the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after March 31, 2019 and settlement for an equal number of shares of common stock of all phantom units held by the beneficial owner and that no options or phantom units held by other beneficial owners are exercised or settled.

(3)

Based on information provided on a Schedule 13G/A filed with the SEC on February 11, 2019, as of December 31, 2018, by The Vanguard Group (“Vanguard”). Vanguard reported sole dispositive power with respect to 13,623,012 shares, shared dispositive power with respect to 202,203 shares, sole voting power with respect to 173,951 shares and shared voting power with respect to 103,352 shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on information provided on a Schedule 13G/A filed with the SEC on January 31, 2019, as of December 31, 2018, by BlackRock, Inc. BlackRock, Inc. reported sole dispositive power with respect to 8,162,519 shares and sole dispositive power with respect to 9,130,834 shares. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(5)

Based on information provided on a Schedule 13G filed with the SEC on February 14, 2019, as of December 31, 2018, by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported sole voting power with respect to 2,253,769 shares and sole dispositive power with respect to 6,931,152 shares. The business address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(6)

Based on information provided on a Schedule 13G filed with the SEC on February 14, 2019, as of December 31, 2018, by Boston Partners. Boston Partners reported sole voting power with respect to 5,794,034 shares, shared voting power with respect to 8,782 shares and sole dispositive power with respect to 6,430,873 shares. The business address for Boston Partners is One Beacon Street, 30th Floor, Boston, MA 02108.

(7)

Based on information provided on a Schedule 13G filed with the SEC on February 13, 2019, as of December 31, 2018, by State Street Corporation. State Street Corporation reported shared voting power with respect to 4,601,050 shares and shared dispositive power with respect to 5,099,878 shares. The business address for State Street Corporation is One Lincoln Street, Boston, MA 02111.

(8)

Based on information provided on a Schedule 13G filed with the SEC on February 13, 2019, as of December 31, 2018, jointly by Morgan Stanley and Morgan Stanley Investment Management Inc., a wholly owned subsidiary of Morgan Stanley. Morgan Stanley and Morgan Stanley Investment Management Inc. reported shared voting power with respect to 3,304,970 shares and shared dispositive power with respect to 4,539,688 shares. The business address for Morgan Stanley and Morgan Stanley Investment Management Inc. is 1585 Broadway New York, NY 10036.

(9)

Includes 14,500 shares of our common stock subject to options exercisable within 60 days of March 31, 2019. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 14,308 phantom units.

(10)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 1,753 phantom units.
(11)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 35,434 phantom units.
(12)

Includes, only under the “Number of Shares and Units Beneficially Owned” column, 42,773 LTIP units (of which 10,000 LTIP units are subject to vesting). The totals exclude 30,000 Class O LTIP units and all unearned performance-based LTIP units.

(13)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 11,484 phantom units.
(14)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 786,645 common units, 167,134 LTIP units and 3,214 phantom units.
(15)

Includes 100,000 shares of our common stock subject to options exercisable within 60 days of March 31, 2019. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 944,290 LTIP units. The totals exclude 210,000 Class O LTIP units and all unearned performance-based LTIP units.

(16)

Includes 12,500 shares of our common stock subject to options exercisable within 60 days of March 31, 2019. Includes, only under the “Number of Shares and Units Beneficially Owned” column, 133,849 LTIP units (of which 15,976 LTIP units are subject to vesting). The totals exclude 30,000 Class O LTIP units and all unearned performance-based LTIP units.

(17)

Includes 20,500 shares of our common stock subject to options exercisable within 60 days of March 31, 2019. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 58,384 phantom units.

(18)

Includes 65,000 shares of our common stock subject to options exercisable within 60 days of March 31, 2019. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 784,538 LTIP units. The totals exclude all unearned performance-based LTIP units.

(19)

Includes an aggregate of 352,302 shares of common stock and 212,500 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 786,645 common units, 2,072,584 LTIP units and 124,577 phantom units. See also Notes (9) – (18) above. Excludes unearned performance-based LTIP units and Class O LTIP units.

62   SL Green Realty Corp.

STOCK OWNERSHIP INFORMATION

Series I Preferred Stock

The following table sets forth the beneficial ownership of our Series I Cumulative Redeemable Preferred Stock, $0.01 par value, as of March 31, 2019, for (i) each of our directors, (ii) each of our named executive officers who is not a director and (iii) our directors and executive officers as a group. None of our executive officers or directors own any shares of our Series I Cumulative Redeemable Preferred Stock except as set forth below. As of March 31, 2019, there were 9,200,000 shares of our Series I Cumulative Redeemable Preferred Stock.

	Series I Cumulative Redeemable Preferred Stock
Name**	Number of Shares Beneficially Owned	Percent of Outstanding
Matthew J. DiLiberto	4,000	*
Marc Holliday	96,780	1.05%
Andrew S. Levine	5,000	*
All Directors and Executive Officers as a Group (11 Persons)	105,780	1.15%

*	Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports and any amendments thereto furnished to us during or with respect to our most recent fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were satisfied, with the exception of (i) Mr. Levine who inadvertently failed to timely file a Form 4 relating to a conversion of LTIP units on May 8, 2018, which was subsequently filed on January 10, 2019 and (ii) Mr. Levy who inadvertently failed to timely file a Form 4 relating to a sale of common stock on August 22, 2018, which was subsequently filed on September 13, 2018.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures With Respect to Related Party Transactions

All related party transactions (generally, transactions involving amounts exceeding $120,000 in which directors and executive officers or their immediate family members, or stockholders owning 5% of more of our outstanding common stock have an interest) are subject to approval or ratification in accordance with the procedures described below.

Our Nominating and Corporate Governance Committee reviews the material facts of all related party transactions and either approves or disapproves the entry into such related party transaction. If advance approval of a related party transaction is not feasible, then the related party transaction will be considered and, if our Nominating and Corporate Governance Committee determines it to be appropriate, ratified, at the next regularly scheduled meeting of our Nominating and Corporate Governance Committee. In determining whether to approve or ratify a related party transaction, our Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

No director may participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director must provide all material information concerning the related party transaction to our Nominating and Corporate Governance Committee.

If a related party transaction will be ongoing, our Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our Nominating and Corporate Governance Committee, on at least an annual basis, reviews and assesses ongoing relationships with such related party to see that our management is in compliance with our Nominating and Corporate Governance Committee’s guidelines and that such related party transaction remains appropriate.

Related party transactions are disclosed in our SEC filings.

Cleaning/Security/Messenger and Restoration Services

Through Alliance Building Services, or Alliance, First Quality Maintenance, L.P., or First Quality, provides cleaning, extermination and related services, Classic Security LLC provides security services, Bright Star Couriers LLC provides messenger services, and Onyx Restoration Works provides restoration services with respect to certain properties owned by us. Alliance is partially owned by Gary Green, a son of Stephen L. Green, a director and the former Chairman and current Chairman Emeritus of the Board. In addition, First Quality has the non-exclusive opportunity to provide cleaning and related services to individual tenants at our properties on a basis separately negotiated with any tenant seeking such additional services. A subsidiary through which we realize income from management, leasing and construction contracts with third parties and joint venture properties has entered into an arrangement with Alliance whereby it will receive profit participation above a certain threshold for services provided by Alliance to certain tenants at certain buildings above the base services specified in their lease agreements. Income earned from profit participation was $3.9 million, $3.9 million and $3.5 million for the years ended December 31, 2018, 2017 and 2016, respectively. We also recorded expenses of approximately $18.8 million, $22.6 million and $23.4 million for the years ended December 31, 2018, 2017 and 2016, respectively, for these services (excluding services provided directly to tenants).

Management Fees

S.L. Green Management Corp., a consolidated entity, receives property management fees from an entity in which Stephen L. Green owns an interest. We received management fees from such entity of approximately $0.6 million, $0.5 million and $0.7 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Marketing Services

A-List Marketing, LLC, or A-List, provided marketing services to us. Deena Wolff, a sister of Marc Holliday, our Chief Executive Officer and Chairman, is the founder of A-List. We recorded expenses of approximately $0.2 million, $0.3 million and $0.3 million for the years ended December 31, 2018, 2017 and 2016, respectively, for these services.

64   SL Green Realty Corp.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Chairman Emeritus Agreement

On December 21, 2018, we and Stephen L. Green, the former Chairman of the Company, entered into a chairman emeritus agreement in connection with Mr. Green’s retirement as Chairman of the Company and transition into the role of Chairman Emeritus. Under the chairman emeritus agreement, Mr. Green will provide services to us as Chairman Emeritus from January 17, 2019 until December 31, 2019, subject to successive one-year renewal periods. For these services, Mr. Green will receive a monthly retainer of $54,167, in addition to any fees to which Mr. Green is entitled as a non-employee director. We will also continue to provide Mr. Green with perquisites under the chairman emeritus agreement consistent with those he previously received as Chairman. In addition, Mr. Green will be entitled, to the extent eligible, to continue to participate in our group health insurance at the expense of the Company or, if Mr. Green is not eligible, monthly cash payments equal to the amount payable by Mr. Green under COBRA for continued participation in our group health insurance under COBRA.

2019 Proxy Statement   65

OTHER INFORMATION

These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors, or the Board, of SL Green Realty Corp., a Maryland corporation, for use at our 2019 annual meeting of stockholders to be held on Thursday, May 30, 2019 at 10:00 a.m., local time, at Convene (The Club Room), 237 Park Avenue, New York, New York, 10017, or at any postponement or adjournment of the annual meeting.

Questions and Answers about the Annual Meeting

Who is entitled to vote at the annual meeting?

Holders of record of our common stock, $0.01 par value per share, at the close of business on March 29, 2019, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting. If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the annual meeting?

At the annual meeting, you will be asked to vote on the following proposals:

●	Proposal 1: the election of the six director nominees named in this proxy statement to serve on the Board for a one-year term and until their successors are duly elected and qualify
●	Proposal 2: the approval of an advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K
●	Proposal 3: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019

You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of any business at the annual meeting. As of the record date, there were 84,327,633 shares outstanding and entitled to vote at the annual meeting.

Each share of our common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

What vote is required to approve each proposal?

For Proposal 1, a majority of all the votes cast with respect to a nominee’s election is required for such nominee to be elected to serve on the Board. This means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” such nominee. Abstentions and broker non-votes are not counted as a vote cast either “for” or “against” a nominee, and therefore, will have no effect on the election of directors. For more information on the operation of our majority voting standard in director elections, see the section entitled “Our Board of Directors and Corporate Governance—Corporate Governance—Majority Voting Standard and Director Resignation Policy.”

A majority of all of the votes cast with respect to the proposal is required for approval of each of Proposals 2 and 3. In respect of Proposals 2 and 3, abstentions and broker non-votes are not counted as votes cast, and therefore will have no effect on the votes for these proposals.

66   SL Green Realty Corp.

OTHER INFORMATION

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

●	filing a written notice revoking the proxy with our Secretary at our address
●	properly signing and forwarding to us a proxy with a later date
●	appearing in person and voting by ballot at the annual meeting

If you attend the annual meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the annual meeting, by attending the annual meeting and voting in person.

How do I vote?

Voting in Person at the Annual Meeting. If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, and attend the annual meeting, you may vote in person at the annual meeting. If your shares are held by a bank, broker or other nominee, that is, in “street name,” and you wish to vote in person at the annual meeting, you will need to obtain a “legal proxy” from the bank, broker or other nominee that holds your shares of record.

Voting by Proxy. You should submit your proxy or voting instructions as soon as possible. You can vote by valid proxy received by telephone, electronically via the Internet or by mail. The deadline for voting by telephone or electronically via the Internet is 11:59 p.m., Eastern Daylight Time, on May 29, 2019. If voting by mail, you must:

●	indicate your instructions on the proxy
●	date and sign the proxy
●	promptly mail the proxy in the enclosed envelope
●	allow sufficient time for the proxy to be received before the date of the annual meeting

If your shares are held in “street name” such as in a stock brokerage account, by a bank or other nominee, please follow the instructions you received from your broker or with respect to the voting of your shares.

If you have any questions regarding how to authorize your proxy by telephone or via the Internet, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

Even if you plan to attend the annual meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

How is my vote counted?

If you authorize your proxy to vote your shares electronically via the Internet or by telephone, or, if you received a proxy card by mail and you properly marked, signed, dated and returned it, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, your shares will be voted “for” the election of the nominees for directors named in this proxy statement, “for” advisory approval of the compensation of our named executive officers, and “for” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

●	FOR Proposal 1: the election of John H. Alschuler, Edwin T. Burton, III, Lauren B. Dillard and Stephen L. Green, Craig M. Hatkoff and Andrew W. Mathias as directors to serve on the Board for a one-year term and until their successors are duly elected and qualify

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OTHER INFORMATION

●	FOR Proposal 2: the approval of an advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K
●	FOR Proposal 3: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019

What other information should I review before voting?

Our 2018 annual report, including financial statements for the fiscal year ended December 31, 2018, is being made available to you along with this proxy statement. You may obtain, free of charge, copies of our 2018 annual report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which contains additional information about the Company, on our website at http://www.slgreen.com or by directing your request in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations. The 2018 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

How do I change how I receive proxy materials in the future?

For this year’s meeting, stockholders will receive paper copies of the proxy materials by mail and will not receive a Notice of Internet Availability of Proxy Materials. For future meetings, stockholders may elect to receive links to proxy materials by e-mail or to receive a paper copy of the proxy materials and a paper proxy card by mail, in each case, instead of receiving a Notice of Internet Availability of Proxy Materials by mail, as applicable. If you elect to receive proxy materials by e-mail, you will not receive proxy materials in the mail (including, if applicable, a Notice of Internet Availability of Proxy Materials). Instead, you will receive an e-mail with links to proxy materials and online voting. If you received a paper copy of the proxy materials in the mail, you can eliminate all such paper mailings (including, if applicable, a Notice of Internet Availability of Proxy Materials) in the future by electing to receive an e-mail that will provide Internet links to these documents.

Opting to receive all future proxy materials online will save us the cost of producing and mailing such documents to you and help us conserve natural resources. You can change your election by directing your request in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations, by sending a blank e-mail with the 16-digit control number on your proxy card to sendmaterial@proxyvote.com, via the internet at http://www.proxyvote.com or by telephone at (800) 579-7639. Your election will remain in effect until you change it.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

Other Matters

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a Proxy Statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. In addition, we intend to utilize the proxy solicitation services of MacKenzie Partners, Inc. at an aggregate estimated cost of $10,000 plus out-of-pocket expenses.

Stockholder Proposals and Nominations

Proposals for Inclusion in our 2020 Proxy Materials

SEC rules permit stockholders to submit proposals to be included in our proxy materials if the stockholder and the proposal satisfy the requirements specified in Rule 14a-8 under the Exchange Act. For a stockholder proposal to be considered for inclusion in our proxy materials for the 2020 annual meeting, the proposal must be delivered to our Secretary at the address provided below by December 27, 2019.

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OTHER INFORMATION

Director Nominations for Inclusion in our 2020 Proxy Materials (Proxy Access)

Our proxy access bylaw permits a stockholder (or a group of up to 20 stockholders) owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. For the 2020 annual meeting, notice of a proxy access nomination must be delivered to our Secretary at the address provided below no later than December 27, 2019 and no earlier than November 27, 2019.

Other Proposals or Nominations to be brought before our 2020 Annual Meeting

Our bylaws permit a stockholder to propose items of business and/or nominate director candidates that are not intended to be included in our proxy materials if the stockholder complies with the procedures set forth in our bylaws. For the 2020 annual meeting, notice of such proposals or nominations must be delivered to our Secretary at the address provided below no later than March 1, 2020 and no earlier than January 31, 2020.

If the Company moves the 2020 annual meeting to a date that is more than 25 days before or after the date which is the one year anniversary of this year’s annual meeting date (i.e., May 30, 2020), the Company must receive such notice no later than the close of business on the 10th day following the earlier of the day on which the Company makes a public announcement of the meeting date or they day on which notice of the meeting date is first distributed to stockholders.

Address for Submission of Notices and Additional Information

All stockholder nominations of individuals for election as directors or proposals of other items of business to be considered by stockholders at the 2020 annual meeting (whether or not intended for inclusion in our proxy materials) must be submitted in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Andrew S. Levine, Secretary.

In addition, both the proxy access and the advance notice provisions of our bylaws require a stockholder’s notice of a nomination or other item of business to include certain information. Director nominees must also meet certain eligibility requirements. Any stockholder considering introducing a nomination or other item of business should carefully review our bylaws.

Householding of Proxy Materials

The SEC adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that such broker will be “householding” communications, including the proxy materials, to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Stockholders who currently receive only one copy of the proxy materials at their address and would like to receive additional copies and/or stockholders who no longer wish to participate in “householding” and would prefer to receive separate proxy materials in the future should direct their request either to their broker or to the Company in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations or by telephone at (212) 594-2700.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their future communications should direct their request either to their broker or to the Company at the address of telephone number above.

By Order of the Board of Directors

Andrew S. Levine
Secretary

New York, New York
April 25, 2019

2019 Proxy Statement   69

APPENDIX A:
INFORMATION REGARDING CERTAIN FINANCIAL MEASURES

Below are reconciliations of net income attributable to our stockholders to Normalized FFO per share and FFO per share for the twelve months ended December 31, 2018, 2017, 2016, 2015 and 2014 (amounts in thousands, except per share data).

	Twelve Months Ended December 31,
	2018	2017	2016	2015	2014
FFO Reconciliation:
Net income attributable to SL Green common stockholders	$232,312	$86,424	$234,946	$269,132	$503,104
Add:
Depreciation and amortization	279,507	403,320	821,041	560,887	371,610
Discontinued operations depreciation adjustments	—	—	—	—	5,581
Joint venture depreciation and noncontrolling interest adjustments	187,147	102,334	69,853	34,226	33,487
Net income (loss) attributable to noncontrolling interests	12,210	(11,706)	17,780	26,408	25,057

Less:
(Loss) gain on sale of real estate and discontinued operations, net	(30,757)	73,241	238,116	190,096	163,059
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	303,967	16,166	44,009	15,844	123,253
Purchase price and other fair value adjustments	57,385	—	—	40,078	67,446
Depreciable real estate reserves and impairment	(227,543)	(178,520)	(10,387)	(19,226)	—
Depreciation on non-rental real estate assets	2,404	2,191	2,027	2,036	2,045
Funds From Operations attributable to SL Green common stockholders and noncontrolling interests	$605,720	$667,294	$869,855	$661,825	$583,036
FFO attributable to the early repayment of the debt at One Madison Avenue in 2018	(14,889)
FFO attributable to the write-off of accounting related balances and the 2017 portion of the lease termination fee related to the sale of 388-390 Greenwich Street to Citigroup, Inc. in 2016			126,905
Normalized Funds From Operations attributable to SL Green common stockholders and noncontrolling interests	$620,609		$742,950
Diluted weighted average shares and units outstanding	91,530	103,403	104,880	103,735	99,696
Normalized FFO / FFO per share	$6.78	$6.45	$7.08	$6.38	$5.85

2019 Proxy Statement   A-1

APPENDIX A: INFORMATION REGARDING CERTAIN FINANCIAL MEASURES

Below are reconciliations of net income to operating income, same-store cash net operating income and same-store cash net operating income excluding lease termination income for the twelve months ended December 31, 2018 and 2017 (amounts in thousands).

	Twelve Months Ended December 31,
	2018	2017
Operating Income and Same-store cash NOI Reconciliation:
Net income	$270,856	$101,069
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	(303,967)	(16,166)
Purchase price and other fair value adjustments	(57,385)	—
Loss (gain) on sale of real estate, net	30,757	(73,241)
Depreciable real estate reserves and impairment	227,543	178,520
Gain on sale of marketable securities	—	(3,262)
Depreciation and amortization	279,507	403,320
Interest expense, net of interest income	208,669	257,045
Amortization of deferred financing costs	12,408	16,498
Operating income	$668,388	$863,783
Equity in net income from unconsolidated joint ventures	(7,311)	(21,892)
Marketing, general and administrative expense	92,631	100,498
Transaction related costs	1,099	(1,834)
Investment income	(201,492)	(193,871)
Loan loss and other investment reserves, net of recoveries	6,839	—
Non-building revenue	(22,099)	(23,781)
Loss on early extinguishment of debt	17,083	—
Net operating income (NOI)	$555,138	$722,903
Equity in net income from unconsolidated joint ventures	7,311	21,892
SLG share of unconsolidated JV depreciation and amortization	187,962	126,456
SLG share of unconsolidated JV interest expense, net of interest income	144,663	96,554
SLG share of unconsolidated JV amortization of deferred financing costs	6,315	8,220
SLG share of unconsolidated JV loss on early extinguishment of debt	—	3,950
SLG share of unconsolidated JV transaction related costs	—	110
SLG share of unconsolidated JV investment income	(12,014)	(16,777)
SLG share of unconsolidated JV non-building revenue	(3,636)	(4,989)
NOI including SLG share of unconsolidated JVs	$885,739	$958,319
NOI from other properties/affiliates	(132,124)	(222,715)
Same-store NOI	$753,615	$735,604
Ground lease straight-line adjustment	1,803	2,096
Joint Venture ground lease straight-line adjustment	1,031	1,078
Straight-line and free rent	(14,747)	(21,701)
Amortization of acquired above and below-market leases, net	(5,425)	(4,702)
Joint Venture straight-line and free rent	(12,134)	(14,117)
Joint Venture amortization of acquired above and below-market leases, net	(5,401)	(13,141)
Same-store cash NOI	$718,742	$685,117
Lease termination income	(5,218)	(2,215)
Same-store cash NOI excluding lease termination income	$713,524	$682,902

A-2   SL Green Realty Corp.

APPENDIX A: INFORMATION REGARDING CERTAIN FINANCIAL MEASURES

Notes:

Funds from Operations and Normalized Funds from Operations

Funds from Operations, or FFO, is a widely recognized non-GAAP financial measure of REIT performance. We compute FFO in accordance with standards established by Nareit, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the Nareit definition, or that interpret the Nareit definition differently than we do. The revised White Paper on FFO approved by the Board of Governors of Nareit in April 2002, and as subsequently amended, defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, and real estate related impairment charges, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties. We also use FFO as one of several criteria to determine performance-based bonuses for members of our senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, and real estate related impairment charges, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, and interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

For certain periods, we also present Normalized FFO, defined as FFO excluding the impact of discrete transactions (set forth in the table above) that increased FFO in 2016 and decreased FFO in 2018, which we present to enhance the comparability of our FFO across periods.

Same-Store Cash Net Operating Income

Net Operating Income, or NOI, is a non-GAAP financial measure that is calculated as operating income before transaction related costs, gains/losses on early extinguishment of debt, marketing general and administrative expenses and non-real estate revenue. Cash NOI is calculated by subtracting free rent (net of amortization), straight-line rent, and amortization of acquired above and below-market leases, net from NOI, while adding ground lease straight-line adjustment and the allowance for straight-line tenant credit loss.

We present NOI and Cash NOI because we believe that these measures, when taken together with the corresponding GAAP financial measures and our reconciliations, provide investors with meaningful information regarding the operating performance of our properties. When operating performance is compared across multiple periods, the investor is provided with information not immediately apparent from net income that is determined in accordance with GAAP. NOI and Cash NOI provide information on trends in the revenue generated and expenses incurred in operating our properties, unaffected by the cost of leverage, straight-line adjustments, depreciation, amortization, and other net income components. We use these metrics internally as performance measures. None of these measures is an alternative to net income (determined in accordance with GAAP) and same-store performance should not be considered an alternative to GAAP net income performance.

Same-Store refers to properties owned in the same manner during both the current and prior year, excluding development properties that are not stabilized for both the current and prior year.

SLG Share of Unconsolidated JV is computed by multiplying the referenced line item by the Company's percentage ownership in the respective joint ventures and may not accurately depict the legal and economic implications of holding a non-controlling interest in the joint ventures.

2019 Proxy Statement   A-3

SL GREEN REALTY CORP.
420 LEXINGTON AVE.
NEW YORK, NY 10170

AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E73138-P19455	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SL GREEN REALTY CORP.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	John H. Alschuler	☐	☐	☐
	1b.	Edwin T. Burton, III	☐	☐	☐
	1c.	Lauren B. Dillard	☐	☐	☐
	1d.	Stephen L. Green	☐	☐	☐
	1e.	Craig M. Hatkoff	☐	☐	☐
	1f.	Andrew W. Mathias	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
2.	To approve, on a non-binding advisory basis, our executive compensation.	☐	☐	☐
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
4.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

The undersigned hereby acknowledge(s) receipt of the Notice of the Annual Meeting of Stockholders, the terms of which are incorporated herein by reference, and revoke(s) any proxy or proxies heretofore given with respect to the Annual Meeting. This proxy may be revoked at any time prior to the time voting is declared closed by giving the corporate secretary of SL Green Realty Corp. written notice of revocation or by a subsequently dated proxy, or by casting a ballot at the Annual Meeting.

This solicitation of proxies is made by and on behalf of the Board. The validity of this proxy is governed by the Maryland General Corporation Law and applicable federal securities laws. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to be Held on May 30, 2019: The Notice and Proxy Statement and Annual Report are available at
www.proxyvote.com.

E73139-P19455

SL GREEN REALTY CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) hereby appoint(s) Marc Holliday and Andrew S. Levine, or either of them, as proxies, each with the power to appoint his substitute and hereby authorize(s) them to represent and to vote as designated on the reverse side of this ballot all of the shares of Common Stock of SL GREEN REALTY CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at Convene (The Club Room), 237 Park Avenue, New York, New York 10017 at 10:00 A.M., local time on Thursday, May 30, 2019 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) AND IN THE DISCRETION OF THE PROXYHOLDER ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES LISTED ON THE REVERSE SIDE HEREOF AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN AND DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side